EXHIBIT 2.1

EXECUTION VERSION

Agreement and Plan of Merger

By And Among

TA Indigo Holding Corporation,

TA Indigo Merger Sub, Inc.,

IntraLinks, Inc.,

The Stockholder Representative,

and

The Guarantor

April 27, 2007

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 27, 2007 (the “Agreement Date”), by and among TA Indigo Holding Corporation, a Delaware corporation (“Buyer”), TA Indigo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), IntraLinks, Inc., a Delaware corporation (the “Company”), Walker Simmons, an individual, solely for the purpose of acknowledging his appointment as the Stockholder Representative pursuant to Section 8.6, and TA X, L.P., solely for the purpose of Section 11.15.

Recitals

A.      The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

B.      The Boards of Directors of Buyer, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C.      Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

D.      Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Persons listed on Schedule I hereto have entered into a Stockholder Voting Agreement dated as of the Agreement Date, pursuant to which such Persons have agreed to vote in favor of, or consent in writing to, the adoption and approval of this Agreement and the approval of the Merger.  The parties intend that following the execution of this Agreement, such stockholders will execute written consents approving this Agreement and the Merger.

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

 “Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Company Common Shares” means the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock into which any shares of Company Series 1 Preferred Stock are to be converted on a contingent basis in connection with the Closing).

 “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount that the Stockholder Representative agrees in writing in the Response that an Indemnified Party is entitled to receive under Article VIII.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means December 31, 2006.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Applicable Law to remain closed.

 “Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law.

“Claim Notice” shall mean written notification executed and submitted in good faith by an Indemnified Party which contains (i) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, including to the extent applicable, the section or sections of this Agreement alleged to have been breached or otherwise giving rise to such claim, and (iii) a demand for payment in the amount of such Losses.

“Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Cash Amount” means the Common Stock Amount less (A) the Common Stock Escrow Amount less (B) the aggregate Unvested Company Share Amount less (C) the Rollover Share Value.

 “Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Stock Amount” shall mean an amount equal to Aggregate Company Common Shares multiplied by the Common Exchange Ratio.

“Common Exchange Ratio” means the quotient obtained by dividing (A) the Total Consideration by (B) the Fully-Converted Common Shares.

“Common Stock Escrow Amount” means an amount equal to the product of (x) the Escrow Amount multiplied by (y) the quotient obtained by dividing (A) the amount equal to Common Stock Amount less the Rollover Share Value by (B) an amount equal to (i) the sum of Common Stock Amount plus Vested Option Value less (ii) the Rollover Share Value.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s audited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company as presently conducted.

“Company Bylaws” means the bylaws of the Company, as amended to date.

“Company Capital Stock” means the Company Common Stock together with the Company Series 1 Preferred Stock.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 28, 2004, as amended to date.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Buyer on the Agreement Date listing any exceptions to the representations and warranties of the Company herein.

“Company Financial Statements” means (A) the Company’s audited financial statements for the fiscal years ended December 31, 2005 and 2006; and (B) the Company’s unaudited financial statements for the fiscal quarter ended March 31, 2007.

“Company Material Adverse Change” and “Company Material Adverse Effect” when used in connection with the Company means any change, event, circumstance, condition or effect that (i) is, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), business, operations, or results of operations of the Company and its Subsidiary, taken as a whole, or (ii) impacts the Company’s ability to perform its obligations under this Agreement in a timely manner, except to the extent that any such change, event, condition or effect results from (A) actions by the Company or its Subsidiary in accordance with the terms of this Agreement or taken at the direction or request of another party to this Agreement; (B) the announcement, pursuant to the terms of Section 11.2 hereof, of the actual or prospective consummation of this Agreement or the transactions contemplated hereby, including, but not limited to, any employee attrition, impact on revenues and relationship with suppliers and customers; (C) changes in general economic conditions of the United States or foreign economies, currencies or securities or financial markets; (D) changes generally affecting the industry in which the Company or its Subsidiary operates (except to the extent that such changes have a disproportionate effect on the Company or its Subsidiary); (E) acts of God, earthquakes, hostilities, acts of sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of sabotage or terrorism or military actions~~;~~ (except to the extent that such changes, events or conditions have a disproportionate effect on the Company or its Subsidiary); or (F) changes in Applicable Laws or accounting rules.

 “Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plan.

“Company Products” means each product (including any software product) manufactured, sold, licensed, leased or made available by the Company or its Subsidiary.

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Series 1 Preferred Stock” means the Series 1 Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Company Stock Plan” means the 2004 Stock Option Plan of the Company, as amended to date.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders) with respect to which any party has any continuing obligations (whether fixed or contingent, including, but not limited to, payment, forbearance or other).

“Customer” shall mean any Person who has purchased from the Company or its Subsidiary any Company Product or Service or licensed any Company Product or Service from the Company or its Subsidiary.

“Data Room” shall mean the electronic data room established by the Company for the purpose of making information, agreements, documents and other diligence materials regarding the Company and its Subsidiary available to Buyer, as it existed on the date that is two (2) Business Days prior to the Agreement Date.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dispute” shall mean the dispute resulting if the Stockholder Representative in a Response disputes liability for all or part of the Claimed Amount.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters’ rights or appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Company Capital Stock.

“Dissenting Share Payments” shall mean (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (y) any reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding) in respect of any Dissenting Shares (other than payment for such shares).

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law, as the case may be, in connection with the Merger.

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Buyer and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Environmental Laws” means any foreign, federal, state or local laws (whether under common law, statute, rule, regulation, ordinance, order, directive or otherwise), requirements under any permit, franchise, approval, license or any other authorization issued with respect thereto, and other requirements of Governmental Authorities relating in any way to natural resources, the environment, protection of human health, any hazardous substances or materials, or to any activities involving hazardous substances or materials, including the following Laws of the United States, each as amended: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.  Sections 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.  Sections 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.  Sections 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1471 et seq.; Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; Refuse Act, 33 U.S.C.  Sections 407 et seq.; Safe Drinking Water Act, 42 U.S.C. Sections 300(f) et seq.; Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. Sections 65 et seq.; the Federal Insecticide, Fungicide, & Rodenticide Act, 7 U.S.C. §§ 136 – 136Y; and all regulations promulgated under any of the foregoing.

“Escrow Amount” shall mean an amount of cash equal to the product of (x) $30,000,000 multiplied by (y) the quotient obtained by dividing (A) the sum of (i) Common Stock Amount plus (ii) aggregate Vested Option Value for all Vested Company Options less (iii) the Rollover Share Value by (B) the sum of (i) Common Stock Amount plus (ii) aggregate Vested Option Value for all Vested Company Options.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully-Converted Common Shares” means the sum, without duplication, of (A) the Aggregate Company Common Shares; plus (B) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of Vested Company Options; plus (C) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of Unvested Company Options (assuming for these purposes that all such Unvested Company Options are fully vested and exercisable).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority or other federal, state, county, local or foreign instrumentality, agency or commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge of a particular fact, circumstance, event or other matter in question of Patrick Wack, Anthony Plesner, J. Andrew Damico, William Conklin, Thomas Fredell, Fred Mather or Gary Hirsch.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

 “Merger Expenses” means all out-of-pocket costs and expenses incurred by the Company in connection with the Merger and this Agreement and the Transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.01 per share, of Merger Sub.

“Participating Holders” shall mean the Company Stockholders (except with respect to the Unvested Company Shares and/or the Rollover Shares held by the Company Stockholders) and the holders of Vested Company Options that are identified in the Allocation Certificate.

 “Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business.

 “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Response” shall mean a written response containing the information provided for in Section 8.4(a)(ii), provided that any dispute by the Stockholder Representative contained therein shall provide a reasonable explanation of the basis of such dispute.

“Rollover Share” shall mean each share of Company Series 1 Preferred Stock or Company Common Stock issuable upon conversion thereof held by a Company Stockholder that is expressly designated as a Rollover Share in an agreement of such Company Stockholder and Buyer to be entered into prior to the Closing Date.

“Rollover Share Value” shall mean an amount equal to the aggregate number of Rollover Shares multiplied by the Common Exchange Ratio.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means all services provided by the Company or its Subsidiary to any Person.

“Subsidiary” means a corporation or other business entity in which the Company owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, fees or other like assessments, levies or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period; and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Total Consideration” means either (1) if Estimated Net Working Capital is equal to or greater than the Working Capital Target, an amount of cash equal to (A) $440,000,000 plus (B) the Total Vested Options Price plus (C) Total Unvested Options Price plus (D) the amount by which Estimated Net Working Capital exceeds the Working Capital Target less (E) the sum of the Merger Expenses and the Premiums, less (F) the Estimated Capital Expenditures Shortfall, if any, plus (G) the Estimated Capital Expenditures Surplus, if any, or (2) if Estimated Net Working Capital is less than the Working Capital Target, an amount of cash equal to (A) $440,000,000 plus (B) the Total Vested Options Price plus (C) Total Unvested Options Price less (D) the amount by which Estimated Net Working Capital is less than the Working Capital Target less (E) the sum of the Merger Expenses and the Premiums less (F) the Estimated Capital Expenditures Shortfall, if any, plus (G) the Estimated Capital Expenditures Surplus, if any.

“Total Unvested Options Price” means the aggregate amount of cash consideration (i) that is payable to the Company in respect of the exercise in full of all Unvested Company Options in accordance with their terms plus (ii) that is paid by the holders of such Company Options to the Company on or after the date hereof and prior to the Effective Time in respect of the exercise of such Company Options.

“Total Vested Options Price” means the aggregate amount of cash consideration (i) that is payable to the Company in respect of the exercise in full of all Vested Company Options in accordance with their terms plus (ii) that is paid by the holders of Company Options to the Company on or after the date hereof and prior to the Effective Time in respect of the exercise of such Company Options.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Company Ancillary Agreements, including the Merger.

“Unvested Company Options” means any Company Options that, immediately prior to the Effective time, are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Option or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement).

“Unvested Company Shares” means any shares of Company Common Stock that, immediately prior to the Effective Time, are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

 “Vested Company Options” means any Company Options that, immediately prior to the Effective Time, are vested and exercisable and are not subject to a repurchase option, vesting schedule or any other condition providing that such shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

“Vested Option Escrow Amount” means an amount equal to the product of (x) the Escrow Amount multiplied by (x) the quotient obtained by dividing (A) the Vested Option Value by (B) an amount equal to (i) the sum of the Common Stock Amount plus Vested Option Value less (ii) the Rollover Share Value.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II
THE MERGER

2.1           Conversion of Shares.

(a)           Conversion of Merger Sub Common Stock.  At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation, and the share of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only share of Company Common Stock that is issued and outstanding immediately after the Effective Time.

(b)           Cancellation of Company-Owned Stock.  Notwithstanding the provisions of Section 2.1(c) below, each share of Company Capital Stock held by the Company or in the treasury of the Company and each share of Company Capital Stock owned by Buyer or any direct or indirect wholly-owned Subsidiary of Buyer or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without payment of any consideration therefor.

(c)           Treatment of Company Capital Stock and Company Options.

(i)      Conversion of Company Series 1 Preferred Stock.  Immediately prior to the Effective Time, for each 9.308 shares of Company Series 1 Preferred Stock held by a Company Stockholder, such Company Stockholder shall receive one share of Company Common Stock.  Any fractional shares resulting from the aforementioned conversion shall not be issued by the Company and shall be rounded down to the nearest whole number of shares of Company Common Stock.

(ii)      Conversion of Company Common Stock.  Except as otherwise provided in this Agreement and subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding (including any shares of Company Common Stock issued upon conversion of Company Series 1 Preferred Stock pursuant to subsection (c)(i) above, but excluding Rollover Shares) shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the Common Exchange Ratio; provided, however, the amount payable by Buyer pursuant to this Section 2.1(c)(ii) at the Effective Time shall be less the cash amount attributable to the pro rata interest of such holder of Company Common Stock (excluding any Unvested Company Shares) in the Escrow Amount pursuant to Section 2.1(e).  The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded up or down to the nearest whole cent and computed after aggregating all shares of Company Common Stock held by such Company Stockholder.  The preceding provisions of this Section 2.1(c)(ii) are subject to the provisions of Section 2.5 (regarding rights of holders of Dissenting Shares) and Section 2.7 (regarding the continuation of vesting and repurchase rights).

(iii)      Vested Company Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Vested Company Option shall be cancelled and extinguished and shall, subject to Section 2.1(e), be automatically exchanged for the right to receive an amount of cash equal to (A) (x) the Common Exchange Ratio multiplied by (y) the number of shares of Company Common Stock the holder of such Vested Company Option would be entitled to receive upon the exercise in full of such Vested Company Option less (B) the aggregate price that would be payable in consideration of the exercise of such Vested Company Option (the “Vested Option Value”); provided, however, the amount payable by Buyer pursuant to this Section 2.1(c)(iii) at the Effective Time shall be less the cash amount attributable to the pro rata interest of such Vested Company Option holder in the Escrow Amount pursuant to Section 2.1(e).  The amount of cash payable to each holder of Vested Company Options shall be rounded up or down to the nearest whole cent and computed after aggregating all Vested Company Options held by such holder.  Promptly after the Effective Time, Buyer shall mail to the Participating Holders of Vested Company Options in exchange therefor cash constituting the aggregate consideration to which such Participating Holder is entitled pursuant to this Section 2.1(c)(iii) (less the cash proceeds to be deposited with the Escrow Agent with respect to such Participating Holder’s Vested Company Options pursuant to Section 2.1(e) and any applicable withholding Taxes).

(iv)      Unvested Company Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Unvested Company Option shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be cancelled, and the holder thereof shall have the rights set forth in Section 6.8 hereof.

(d)           Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or Series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e)           Escrow.  At the Closing, Buyer shall deposit with Mellon Trust of New England, N.A. (the “Escrow Agent”) the Escrow Amount.  The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”) and shall be released in accordance with the terms thereof.  In connection with such deposit of cash with the Escrow Agent and as of the Effective Time, each Participating Holder will be deemed to have received and deposited with the Escrow Agent each Participating Holder’s pro rata interest in the Escrow Amount as determined as of Closing with respect to the amounts payable at Closing to the Participating Holders, without any act of any of the Participating Holders.  The parties to this Agreement intend that all cash payments of the Total Consideration that are treated under the Code as payments in exchange for Company Capital Stock (and not as compensation), including the Escrow Amount, shall qualify for installment sale treatment under Section 453 of the Code, and the provisions of this Agreement shall be interpreted in accordance with such intention.

(f)           Rollover Shares.  At the Effective Time, each Rollover Share issued and outstanding immediately before the Effective Time shall be cancelled and be converted into and become the number of validly issued shares of equity securities of Buyer calculated in accordance with the agreement between such Company Stockholder and Buyer.  As of the Effective Time, all such Rollover Shares when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of equity securities of Buyer as set forth in this Section 2.1(f).

2.2           The Closing.

Subject to termination of this Agreement as provided in Article IX, the Closing shall take place at the offices of Heller Ehrman LLP, Times Square Tower, Seven Times Square, New York, New York 10036, on the Closing Date.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Buyer, the Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law.

2.3           Effects of the Merger.  At and upon the Effective Time:

(a)           the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b)           the Certificate of Incorporation of the Surviving Corporation shall be amended as reasonably directed by Buyer, which amendment shall be set forth in the Certificate of Merger;

(c)           the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation; and

(d)           the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed; and

(e)           the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

2.4           Surrender of Certificates.

(a)           Prior to the Effective Time, Buyer shall designate Mellon Trust of New England, N.A., or, if not Mellon Trust of New England, N.A., then a United States bank or trust company designated by Buyer and reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) in the Merger.  On the Closing Date, Buyer shall deposit with the Exchange Agent for exchange in accordance with this Section 2.4 the Closing Cash Amount pursuant to Section 2.1 in exchange for outstanding shares of Company Capital Stock (excluding the Rollover Shares); provided, however, that, Buyer shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 2.1(e) and the terms of the Escrow Agreement.  As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Buyer may reasonably specify).  Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as the Exchange Agent shall reasonably require, the Exchange Agent shall cause to be delivered to such Company Stockholder that portion of the Total Consideration which such Company Stockholder has the right to receive pursuant to Section 2.1(c) and any other amount which such Company Stockholder has the right to receive pursuant to the terms hereof.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed by the holder thereof pursuant to which such holder would agree to indemnify Buyer and its Affiliates against any claim that may be made against Buyer or its Affiliates, the Exchange Agent shall, as promptly as practicable following the receipt by the Exchange Agent of the foregoing documents, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Consideration payable pursuant to Section 2.1(c) represented by the lost, stolen or destroyed Certificate in exchange therefore.

(b)           From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.

(c)           At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made.  If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Total Consideration and any other amount payable with respect to such Company Capital Stock in accordance with Section 2.1(c).

(d)           No Liability.  Notwithstanding anything to the contrary in this Section 2.4, none of the Exchange Agent, Buyer, the Merger Sub, the Surviving Corporation or any other party hereto shall be liable for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or substitute affidavit delivered pursuant to Section 2.4(a) shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Total Consideration or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority), any such Total Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           Termination of Exchange Agent Fund.  Any portion of the consideration held by the Exchange Agent in accordance with this Section 2.4 which remains undistributed to the holders of Company Capital Stock for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any holder of Company Capital Stock who has not previously complied with this Section 2.4 shall thereafter look only to Buyer, as a general unsecured creditor, for payment of its claim for Total Consideration.

2.5           Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Total Consideration or any other amount payable with respect to such Company Capital Stock in accordance with Section 2.1(c), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law.  In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights or dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.1(c) in respect of such shares as if such shares were never Dissenting Shares, and Buyer shall pay and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.4, following the satisfaction of the applicable conditions set forth in Section 2.4, the portion of the Total Consideration, to which such Company Stockholder would have been entitled under Section 2.1(c) with respect to such shares, subject to the provisions of Sections 2.1(e) and 2.7 (regarding the continuation of vesting and repurchase rights).  The Company shall give Buyer (i) prompt notice of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s dissenters’ rights in accordance with Delaware Law; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights under such laws.  The Company agrees that, except with Buyer’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

2.6           Tax Withholding. Buyer or Buyer’s agent shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement to any Company Stockholder or Company Optionholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or Company Optionholder in respect of whom such deduction and withholding was made.

2.7           Continuation of Vesting and Repurchase Rights of Unvested Company Shares.

(a)           As to any Unvested Company Shares held by an employee of the Company, at the Closing, the cash consideration (the “Unvested Company Share Amount”) issuable upon conversion of such Unvested Company Shares in the Merger pursuant to Section 2.1(c)(ii) shall be placed into a segregated, irrevocable escrow account (the “Unvested Company Share Escrow Account”) by the Surviving Corporation or Buyer, which such Unvested Company Share Escrow Account shall be owned by the Surviving Corporation or the Buyer and shall constitute an unsecured, unfunded right of the holders of Unvested Company Shares to receive payment, and the right of the holders of Unvested Company Shares to payment hereunder shall be subject to the same reverse vesting schedule and repurchase rights of the Company, including any terms of acceleration, that were in effect with respect to such Unvested Company Shares immediately prior to the Effective Time.  Within five (5) Business Days after the Company’s repurchase right with respect to each Unvested Company Share would have expired had such Unvested Company Share not been cancelled at the Effective Time, the Surviving Corporation or the Buyer shall pay to the holder of such Unvested Company Share from the Unvested Company Share Escrow Account the cash consideration applicable to such Unvested Company Share pursuant to Section 2.1(c)(ii).  Subject to any provision with respect to acceleration of vesting in effect immediately prior to the Effective Time, in the event of termination for any reason of any holder’s employment prior to the date the Company’s repurchase right with respect to any Unvested Company Shares would have expired, the Buyer or the Surviving Corporation will pay to the holder of such Unvested Company Shares the repurchase price of any Unvested Company Shares as provided in the applicable restricted stock agreement or option exercise agreement in effect immediately prior to the Effective Time and nothing more.  The difference between the amount placed in the Unvested Company Share Escrow Account at the Closing in respect of such Unvested Company Shares and the repurchase price paid in respect thereof (the “Reversion Amount”) shall continue to be held in escrow for the benefit of the Participating Holders (including with respect to the Rollover Shares).  Within thirty days after the repurchase rights with respect to all Unvested Company Shares have expired by their terms, the aggregate Reversion Amount remaining in the Unvested Company Share Escrow Account shall be distributed by the Buyer or the Surviving Corporation ratably to the Participating Holders (including with respect to the Rollover Shares) in proportion to the total amount of the consideration received by each such Participating Holder (including with respect to the Rollover Shares) pursuant to Section 2.1(c)(ii), 2.1(c)(iii) and 2.1(f).

(b)           Subject to the terms and conditions of this Agreement, each Unvested Company Share outstanding immediately prior to the Effective Time that is not held by an employee of the Company shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be cancelled and extinguished.

2.8           Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Buyer, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.9           Working Capital Adjustment.

(a)           The Company shall, at least three (3) Business Days prior to the Closing Date, deliver to Buyer a certificate, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth a good faith determination of (i) the estimated Closing Net Working Capital, determined in accordance with GAAP on a consistent basis with the Company Financial Statements and past practice to the extent not inconsistent with GAAP (the “Estimated Net Working Capital”) and (ii) the estimated aggregate Closing Capital Expenditures (the “Estimated Capital Expenditures”).

For purposes of this Agreement:

“Aggregate Monthly Capital Expenditures” shall have the meaning set forth in Schedule 2.9(a).

                “Capital Expenditures” shall mean all capital expenditures of the Company to acquire or improve the long-term assets of the Company and reflected as a component of either fixed assets or capitalized software in the Company Financial Statements and determined in accordance with GAAP; provided, however, that Capital Expenditures shall exclude expenditures related to internal labor that are otherwise included in capital expenditures for GAAP purposes.

“Closing Capital Expenditures” means the aggregate Capital Expenditures of the Company made since January 1, 2007 through and including the close of business on the Closing Date.

“Closing Current Assets” means the current assets of the Company, as of the close of business on the Closing Date (consisting of all current assets required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied); provided however, that Closing Current Assets shall not include and be calculated without taking into account the effect of, if any (i) current and deferred income taxes, (ii) transaction related assets (e.g. capitalized legal or advisory fees), (iii) any amount with respect to Total Vested Options Price, and (iv) reductions of the Credit Reserve or Allowance for Bad Debt Reserve since December 31, 2006 that is not the result of either a cash payment, customer credit or account receivable write-off.

“Closing Net Working Capital” shall mean an amount (positive or negative) equal to the (i) Closing Current Assets minus (ii) Closing Total Liabilities.

“Closing Total Liabilities” means the current and long-term liabilities of the Company, as of the close of business on the Closing Date, (consisting of all liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied) provided however, that Closing Total Liabilities shall not include and be calculated without taking into account the effect of, if any (i) all current and long term deferred revenue liabilities, (ii) the reduction of any liability account since December 31, 2006 that is not the result of a cash payment, and (iii) Merger Expenses that are specifically set forth on the Merger Expenses Certificate.

“Estimated Capital Expenditures Shortfall” means the amount by which the Estimated Capital Expenditures is less than the Target Capital Expenditures.

“Estimated Capital Expenditures Surplus” means the amount by which the Estimated Capital Expenditures exceeds the Target Capital Expenditures.

“Monthly Capital Expenditures” shall have the meaning set forth in Schedule 2.9(a).

“Target Capital Expenditures” shall mean an amount equal to (x) the Aggregate Monthly Capital Expenditures plus (y) (1) the number of days that have elapsed prior to the Closing (including the Closing Date) for the calendar month in which the Closing occurs divided by the total number of days in the calendar month in which the Closing occurs multiplied by (2) the Monthly Capital Expenditures solely for the calendar month in which the Closing Date occurs.

(b)           The Total Consideration shall be adjusted to reflect the difference, if any, between $18.5 million  (the “Working Capital Target”) and the Closing Net Working Capital.  The Total Consideration shall be further adjusted to reflect the difference, if any, between the Target Capital Expenditures and the Closing Capital Expenditures.

(c)           As soon as practicable, but in any event within sixty (60) days following the Closing Date, Buyer shall deliver, or cause to be delivered, to the Stockholder Representative an unaudited balance sheet of the Company (the “Preliminary Closing Balance Sheet”) as of the close of business on the Closing Date prepared in accordance with GAAP on a consistent basis with Section 2.9 of this agreement.  Buyer shall provide the Stockholder Representative and its accountants reasonable access to the personnel and books and records of Buyer that are applicable to the Company Business for the purpose of discussing the preparation of, and reviewing, the Preliminary Closing Balance Sheet.

(d)           Subject to the resolution of any disputes pursuant to this Section 2.9(d), within five (5) Business Days after the determination of the Final Closing Date Balance Sheet, (A) if the Estimated Net Working Capital exceeds the Closing Net Working Capital, calculated by reference to the Final Closing Date Balance Sheet (such excess, the “Closing Working Capital Shortfall”), Buyer shall be entitled to a payment from the Escrow Amount in an amount equal to the Closing Working Capital Shortfall, which shall be treated as a downward adjustment to the Total Consideration payable to Participating Holders for tax purposes; (B) if the Closing Net Working Capital, calculated by reference to the Final Closing Date Balance Sheet, exceeds the Estimated Net Working Capital (such excess, the “Closing Working Capital Surplus”), the Participating Holders shall be entitled, subject to the last sentence of this Section 2.9(d), to an additional payment from Buyer in an amount equal to the Closing Working Capital Surplus, which shall be treated as an upward adjustment to the Total Consideration payable to Participating Holders for tax purposes; (C) if the Closing Capital Expenditures is less than the Estimated Capital Expenditures, calculated by reference to the Final Closing Date Balance Sheet (such amount, the “Closing Capital Expenditures Shortfall”), Buyer shall be entitled to a payment from the Escrow Amount in an amount equal to the Closing Capital Expenditures Shortfall, which shall be treated as a downward adjustment to the Total Consideration payable to Participating Holders for tax purposes; and (D) if the Estimated Capital Expenditures is less than the Closing Capital Expenditures, calculated by reference to the Final Closing Date Balance Sheet (such amount, the “Closing Capital Expenditures Surplus”), the Participating Holders shall be entitled, subject to the last sentence of this Section 2.9(d), to an additional payment from Buyer in an amount equal to the Closing Capital Expenditures Surplus, which shall be treated as an upward adjustment to the Total Consideration payable to Participating Holders for tax purposes.  In the event of a Closing Working Capital Shortfall and/or a Closing Capital Expenditures Shortfall, Buyer (at the direction of Guarantor)  and the Stockholder Representative shall direct the Escrow Agent to deliver to Buyer from the Escrow Amount, an amount in cash equal to the Closing Working Capital Shortfall.  In the event of a Closing Working Capital Surplus and/or Closing Capital Expenditures Surplus, Buyer shall deliver, on behalf of the Participating Holders on a pro rata basis, to the Escrow Agent, an amount in cash equal to the Closing Working Capital Surplus or Closing Capital Expenditures Surplus, as applicable, together with instructions that such amount shall be distributed by the Escrow Agent to the Participating Holders on a pro rata basis in accordance with the Escrow Agreement and shall not be available for any indemnification claims pursuant to Article VIII hereof.

(e)           The Stockholder Representative may dispute any amounts reflected on the Preliminary Closing Balance Sheet; provided, however, that the Stockholder Representative shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within forty-five (45) days of the Stockholder Representative’s receipt of the Preliminary Closing Balance Sheet.  In the event of such a dispute, Buyer and the Stockholder Representative shall attempt in good faith to reconcile their differences.  If Buyer and the Stockholder Representative are unable to reach a resolution within twenty (20) days after receipt by Buyer of the Stockholder Representative’s written notice of such dispute, Buyer and the Stockholder Representative shall submit the items remaining in dispute for resolution to an independent accounting firm to be mutually agreed upon by the parties (the “Accounting Firm”), which shall, within thirty (30) days of such submission, determine and report to the Stockholder Representative and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Participating Holders, the Stockholder Representative and Buyer.  The Preliminary Closing Balance Sheet that has not been challenged, has been reconciled, or has been determined by the Accounting Firm pursuant to this Section 2.9 is referred to herein as the “Final Closing Date Balance Sheet.”  The fees and disbursements of the Accounting Firm shall be allocated equally between Buyer and the Participating Holders (to be paid from the Escrow Fund).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (a disclosure in any schedule being deemed disclosures in each other schedule if it is reasonably apparent on the face of the disclosure that the matter is responsive to another representation), the Company hereby makes to Buyer the representations and warranties contained in this Article III.

3.1           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and corporate authority to own, operate and lease its properties and to carry on the Company Business.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not in violation of the Company Charter or the Company Bylaws.

3.2           Subsidiaries. Except for IntraLinks, Ltd, a wholly-owned subsidiary organized under the laws of the United Kingdom, the Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.  The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.  The Company’s Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation.  The Company’s Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company’s Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing does not and would not reasonably be expected to have a Company Material Adverse Effect.  All returns, particulars, resolutions and other documents, including statutory financial statements, relating to the Company or its Subsidiary required to be filed with a Governmental Authority in any foreign jurisdiction have been filed timely in accordance with Applicable Law, except where the failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.3           Power, Authorization and Validity.

(a)           Power and Authority.  Subject to the receipt of the Stockholder Approvals, the Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, Transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company’s Board of Directors.  The Company’s Board of Directors has determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders and recommended that the Company Stockholders adopt and approve this Agreement, the Escrow Agreement and the Transactions.

(b)           No Consents.  Subject to the receipt of the Stockholder Approvals and except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with (i) any Governmental Authority; (ii) any other governmental Person; or (iii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and, except in the case of clause (iii), to the extent that the failure to obtain such consent, approval, order or authorization of, or to make such registration, declaration or filing with such Person would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)           Required Vote of Stockholders.  The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Capital Stock, voting-together as a single class; and (ii) the holders of 60% of the outstanding shares of Company Series 1 Preferred Stock voting as a separate class (collectively, the “Stockholder Approvals”), are the only votes or consents of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement.

3.4           Capitalization of the Company.

(a)           Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists solely of 105,555,495 shares of Company Common Stock and 94,999,939 shares of Company Series 1 Preferred Stock.  A total of 1,309,513 shares of Company Common Stock and 10,206,250 shares of Company Series 1 Preferred Stock are issued and outstanding as of the Agreement Date.   Each Company Stockholder holding 9.308 shares of Company Series 1 Preferred Stock has the right to receive one share of Company Common Stock upon conversion thereof.  The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b) of the Company Disclosure Schedule or the conversion of outstanding shares of Company of Series 1 Preferred Stock.  Schedule 3.4(a) of the Company Disclosure Schedule sets forth all holders of Unvested Company Shares, and for each such Company Stockholder, as of the Agreement Date, (i) the number of Unvested Company Shares held; (ii) the terms of the Company’s rights to repurchase such Unvested Company Shares, including the repurchase price thereof; (iii) the schedule on which such rights lapse; and (iv) whether such repurchase rights lapse in full or in part as a result of any of the Transactions contemplated by this Agreement or any Company Ancillary Agreement or upon any other event or condition.  Except as set forth on Schedule 3.4(a) of the Company Disclosure Schedule, the Company does not hold any shares of Company Capital Stock in its treasury.  All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 7.2(d) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts.  There is no Liability for dividends accrued and unpaid by the Company.

(b)           Options.  The Company has reserved an aggregate of 2,906,600 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options).  A total of 1,512,812 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date.  Schedule 3.4(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option; (ii) the exercise price per share of such Company Option; (iii) the number of shares covered by such Company Option; (iv) the vesting schedule for such Company Option; (v) the extent such Company Option is vested as of the Agreement Date; (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code; (vii) whether the exercisability of such Company Option shall be accelerated in any manner by any of the Transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any; and (viii) an indication of whether such holder is a current employee of the Company or its Subsidiary.  All outstanding Company Options were granted in compliance with the terms and conditions of the Company Stock Plan and have been offered, issued and delivered by the Company in material compliance with all Applicable Laws.  True and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for each Company Option that does not conform in all material respects to the standard agreements executed pursuant to the Company Stock Plan have been made available in the Data Room by the Company to Buyer.  All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c)           No Other Rights.  Except for Company Options and the conversion rights of the Company Series 1 Preferred Stock, there are no stock appreciation rights, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or preemptive or other right or Contract.  Except under the agreements to be terminated pursuant to Section 7.2(d) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

3.5           No Conflicts. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other Transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment, Encumbrance or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of or notice to any third party, under: (a) any provision of the Company Charter or Company Bylaws; (b) any Applicable Law applicable to the Company or any of its assets or properties; or (c) any Company Material Contract.

3.6           Litigation. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened in writing, against the Company or its Subsidiary, any of their respective properties or any of their respective current employees, officers, directors or consultants in their capacity as such, and neither the Company nor its Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any governmental Person that, in either case, may result in a Company Material Adverse Effect. No Governmental Authority has at any time in writing challenged or questioned the legal right of the Company or its Subsidiary to conduct its operations as presently or previously conducted and none of the Company, its Subsidiary or their properties is subject to any judgment, order or decree of a Governmental Entity.

3.7           Taxes.

(a)           Except as set forth on Schedule 3.7 of the Company Disclosure Schedule or as does not, and could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)           The Company and its Subsidiary have timely filed or been included in all material Tax Returns required to be filed by them or in which they are to be included with respect to Taxes for any period ending on or before the Agreement Date, taking into account any extension of time to file granted to or obtained on behalf of the Company or its Subsidiary and all such Tax Returns are correct and complete in all material respects;

(ii)           The Company and its Subsidiary have paid or caused to be paid all Taxes due and payable by any of them, other than Taxes for which adequate reserves exist on the Company Balance Sheet;

(iii)           Neither the IRS nor any other Governmental Authority is asserting by written notice to the Company or its Subsidiary or, to the Company’s Knowledge, threatening to assert against the Company or its Subsidiary, any deficiency or claim for any material amount of additional Taxes;

(iv)           To the Company’s Knowledge, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or its Subsidiary and neither the Company nor its Subsidiary has received a written notice prior to the Agreement Date of any actual or threatened audits or proceedings;

(v)           Neither the Company nor its Subsidiary is liable for the Taxes of any other Person (other than members of any combined, consolidated or unitary group the parent of which is the Company);

(vi)           Neither the Company nor its Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired;

(vii)          The Company and its Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholders or other third party;

(viii)         Neither the Company nor its Subsidiary (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (B) has any liability for Taxes of any Person (other than the Company and its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by contract or otherwise;

(ix)           Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation or sharing Contract;

(x)            Neither the Company nor any consolidated, combined or unitary group of which it is or has been a member has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code;

(xi)           Within the last two years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(xii)           Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; and

(xiii)          The unpaid Taxes of the Company and its Subsidiary (A) do not, as a result of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet or such other balance sheet, as the case may be (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

(xiv)          Schedule 3.7 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or its Subsidiary.

(xv)           Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4)) that may cause any portion of such payment to be non-deductible to the Company or cause the Company to be obligated to pay to such employee a gross-up for taxes due under Section 4999 of the Code.

3.8           Company Financial Statements; Financial Matters.

(a)           Schedule 3.8 of the Company Disclosure Schedule includes the Company Financial Statements.  The Company Financial Statements: (i) are accurate and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes in the unaudited interim period financial statements; (ii) are derived from and are in accordance with the books and records of the Company; and (iii) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount).  The Company has no material Liabilities, except for those (i) set forth on the Company Disclosure Schedule or otherwise shown on the Company Balance Sheet and not heretofore paid or discharged; and (ii) that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices.

(b)           The Company and its Subsidiary maintain accurate books and records which reflect their respective assets and Liabilities in all material respects and provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiary in accordance with GAAP. The Company has no Knowledge of any violation of Applicable Law by the Company or its Subsidiary or any employee thereof, or of any other event or circumstance, which reasonably would indicate that the Company’s internal controls are materially inadequate, based on the stage of the Company’s development, to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) access to assets of the Company and its Subsidiary is permitted only in accordance with management’s authorization, and (iii) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

(c)           To the Company’s Knowledge, no employee has provided information to any Governmental Authority regarding the commission of any crime or the violation of any Applicable Law by the Company, its Subsidiary or an employee in his or her capacity as such.

(d)           The Company has in place a revenue recognition policy consistent in all material respects with GAAP, which policy provides for the recognition of revenue from subscriptions and which policy the Company has applied consistently in accordance with GAAP.

(e)           Schedule 3.8(e) of the Company Disclosure Schedule lists all accounts payable of the Company and its Subsidiary as of the Balance Sheet Date, which is accurate and complete in all material respects.  All accounts payable of the Company and its Subsidiary as of the Balance Sheet Date required to be reflected on the Company Financial Statements are reflected on the Company Financial Statements.  All accounts payable of the Company and its Subsidiary that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company in accordance with GAAP.  All outstanding accounts payable of the Company and its Subsidiary represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or its Subsidiary.

(f)           Neither the Company nor its Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony.

(g)           On the Agreement Date, the Company has, and as of the Closing Date the Company will have, unrestricted cash in an amount at least equal to $7 million after payment of all Merger Expenses.

3.9           Title to Properties. The Company has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances.  Such assets are sufficient for the continued operation of the Company Business.  All material properties used in the operations of the Company Business are reflected on the Company Balance Sheet.  All material items of machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business are in good condition and repair, normal wear and tear excepted.  Schedule 3.9 of the Company Disclosure Schedule sets forth all leases, subleases or other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property.  All leases of real or personal property to which the Company is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease.  The Company does not own or have any other interest in any real property.

3.10                 Absence of Certain Changes.  Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, from the Balance Sheet Date through the date of this Agreement, the Company has operated only in the ordinary course of business consistent with past practice.

3.11                 Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedules 3.11(a)-(m) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound:

(a)           any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $100,000 or more other than Customer Contracts entered into in the ordinary course of business consistent with past practice;

(b)           any joint venture or partnership Contract, other than sales agent and referral agreements entered into in the ordinary course of business;

(c)           any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any Transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(d)           any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(e)           any Contract that restricts it from (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions); or (iv) soliciting potential employees, consultants, contractors or other suppliers or customers;

(f)           any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(g)          any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing restricted stock grants, incentive stock options or non-statutory stock options under the Company Stock Plan and the Contracts to be terminated pursuant to Section 7.2(d) hereof;

(h)           any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(i)           any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(j)           any other Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise), excluding ordinary course of business services agreements with stockholders and Affiliates thereof;

(k)           any Contract entered into on or after January 1, 1999 pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(l)           any Contract with any Governmental Authority; or

(m)           any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(m) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Schedule has been made available to Buyer in the Data Room.  All Company Material Contracts are in written form.

3.12           No Default; No Restrictions.

(a)           Each of the Company Material Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  The Company and its Subsidiary are in compliance in all material respects with and have not received written notice that they have materially breached or violated or defaulted under, any of the terms or conditions of any such Company Material Contract and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract.

(b)           Except as listed in Schedule 3.11(e) of the Company Disclosure Schedule, the Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Effective Time, will restrict or prohibit the Surviving Corporation or Buyer, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13           Intellectual Property.

(a)           The Company owns or has the valid right or license to all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  Such Company IP Rights constitute all of the Intellectual Property necessary for, and are sufficient for, the conduct of the Company Business.  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company by a third party.

(b)           Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements, nor the consummation of the Merger and the other Transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”), subject to the receipt of the consents and approvals set forth in Schedule 3.3(b) of the Company Disclosure Schedule; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right, subject to the receipt of the consents and approvals set forth in Schedule 3.3(b) of the Company Disclosure Schedule; or (iii) materially impair the right of the Company or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof.  There are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any IP Rights purported to be owned by the Company, and none shall become payable as a result of the consummation of the Transactions contemplated by this Agreement.  Schedule 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all agreements relating to Company-Licensed IP Rights that are material to the operation of the Company Business, the Company Products and/or the Services (other than licenses for commercial off-the-shelf software and Open Source Licenses).

(c)           The Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in the Company IP Rights.  All current officers, employees, consultants and independent contractors of the Company engaged in the active development or creation of Company Owned IP-Rights have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company.  To the Company’s Knowledge, no current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(d)           Schedule 3.13(d) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries; (ii) all pending patent applications, pending copyright applications, and pending applications for registration of trademarks, service marks and domain names, and where applicable the jurisdiction in which such patent, copyright, or trademark application has been made; and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world related to any dispute with respect to the Company-Owned IP Rights.  All necessary registration, maintenance and renewal fees currently due in connection with the Company-Owned IP Rights have been made, all formal legal requirements (including timely post-registration applications) have been met and all necessary documents, recordations and certificates in connection with such Company-Owned IP Rights have been filed with the relevant Governmental Authority in the United States or those foreign jurisdictions in which applications for Company-Owned IP Rights have been filed, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company-Owned IP Rights.  To the Company’s Knowledge, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights and pending applications therefor that are Company-Owned IP Rights are valid and subsisting, and the Company is the record owner thereof.  Except as set forth on Schedule 3.13(d) of the Company Disclosure Schedule, the Company is the exclusive owner of all trademarks and, to the Company’s Knowledge, trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company.  The Company owns exclusively, and has good title to, all copyrighted works that the Company purports to own.  The Company has no Knowledge of any conduct the result of which could render any Company-Owned patent, patent application, or claim invalid or unenforceable.

(e)           Each item of the Company IP Rights is either (i) owned solely by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, or (ii) rightfully used by the Company pursuant to a valid and enforceable license.  To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company-Owned IP Rights by any third party, employee or former employee.

(f)           The use of the Company IP Rights by the Company or its customers as currently used and as currently proposed to be used has not infringed and does not infringe any other person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work, or other intellectual property right, or give rise to any claim of unfair competition under any applicable law.  The Company has not received any written claims or written threats of claims alleging that the operation of the Company Business infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property.

(g)           To the Company’s Knowledge, the Company IP Rights do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any hardware or software, other than computer code designed to permit suspension of user access to and deletion or modification of workspace contents by the Company and authorized end users.  To the Company’s Knowledge, none of the Company IP Rights contains any unauthorized feature (including any worm, bomb, backdoor, timer or other disabling device) that causes software or any portion thereof to be erased, inoperable, or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person.

(h)           The Company has not distributed Company IP Rights that contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License or any similar license arrangement) (collectively, an “Open Source License”).  The Company is in material compliance with all Open Source Licenses and is not obligated under any Open Source License(s) to disclose, make available, offer or deliver the source code of any proprietary Company IP Rights or component thereof to any third party.

3.14          Compliance with Laws.

(a)           The Company and its Subsidiary have complied, and are now in compliance, with all Applicable Law, except where the non-compliance with any Applicable Law would not constitute a Company Material Adverse Effect.  The Company and its Subsidiary are (i) in compliance with its stated privacy policies contained on any websites maintained by or on behalf of the Company or its Subsidiary and (ii) in compliance with all applicable privacy, security, security breach notification and anti-SPAM Laws, except for such instances of noncompliance under clauses (i) and (ii) above which individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           To the Company’s Knowledge, the Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.  The Company has not received any written notice from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c)           To the Company’s Knowledge, neither the Company nor any director, officer, agent or employee of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of Applicable Law.

3.15           Employees, ERISA and Other Compliance.

(a)           To the Company’s Knowledge, the Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act.  A complete list of all employees, officers and consultants of the Company and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Schedule 3.15(a) of the Company Disclosure Schedule.  To the Company’s Knowledge, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law.  All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law.  Other than as set forth on Schedule 3.15(a), the Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b)           To the Company’s Knowledge, the Company is not now, nor has ever been, subject to a union organizing effort.  The Company is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes.  The Company has good labor relations, and has no Knowledge of any facts indicating that the consummation of the Merger or any of the other Transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no Knowledge that any of its key employees intends to leave their employ.

(c)           The Company has no pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) or a pension plan that is subject to Title IV of ERISA.

(d)           Schedule 3.15(d) of the Company Disclosure Schedule lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that has been entered into, maintained by or contributed to by the Company or any ERISA Affiliate and currently covers any employee or former employee of the Company.  Such Contracts, plans and arrangements as are described in this Section 3.15(d) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(e)           Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement.  No such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code.  No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans, and any contract with any third party provider to a Company Benefit Plan can be terminated by the Company or its ERISA Affiliate with 60 days’ notice.

(f)           Each Company Benefit Arrangement required to be listed on Schedule 3.15 of the Company Disclosure Schedule, other than any Contracts by and between the Company and any employee, officer, director or consultant, may be amended, terminated, or otherwise modified by the Company or its ERISA Affiliate to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Company Benefit Arrangement and no employee communications or provision of any Company Benefit Arrangement document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Arrangement.

(g)           Each Company Benefit Arrangement has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(h)           The Company has timely filed and delivered or made available to Buyer and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor (“DOL”), or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

(i)           No suit, administrative proceeding, action or other litigation has been brought, or to the Company’s Knowledge is threatened against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the IRS or the DOL.  The Company has never been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company sponsors as employer or in which the Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) or ERISA.

(j)           All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company Financial Statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).

(k)           All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(l)           Except as set forth in Schedule 3.15(l) of the Company Disclosure Schedule, as a result of the Transactions contemplated by this Agreement, no current or former director, officer, employee, consultant or any other service provider of the Company will receive any compensation, bonuses, benefits or other payments in cash or otherwise, nor will the receipt of any of the foregoing be accelerated.  The foregoing sentence applies to any such compensation, bonuses, benefits or other payments provided or paid, prior to, concomitant with, or following the Closing Date.

(m)           Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2004 in good faith compliance with Section 409A of the Code and any guidance promulgated thereunder.  The exercise price of each stock option or equity right granted by the Company was determined in accordance with the requirements of Section 409A of the Code.  The consummation of the transactions contemplated by this Agreement will not lead to the imposition of any excise tax under Section 409A of the Code on any employee, and will not obligate the Company or the Surviving Corporation to pay to any such employee a gross-up payment for any such excise tax.

3.16          Merger Expenses. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other Transaction contemplated by this Agreement other than as set forth on Schedule 3.16 of the Company Disclosure Schedule.

3.17           Books and Records. The books, records and accounts of the Company made available to Buyer in the Data Room (i) contain complete and accurate records of all material corporate actions taken since January 1, 2004, and summaries that are accurate in all material respects of all meetings held, by the Company Stockholders and the Company’s Board of Directors since the time of incorporation of the Company; (ii) are in all material respects true, complete and correct; (iii) have been maintained in accordance with good business practices on a basis consistent with prior years; and (iv) accurately and fairly reflect the basis for the Company Financial Statements.

3.18           Insurance. The Company maintains the policies of insurance set forth in Schedule 3.18 of the Company Disclosure Schedule.  Except as disclosed on Schedule 3.18 of the Company Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid, and the Company is otherwise in material compliance with the terms of such policies.

3.19          Accounts Receivable. Schedule 3.19 of the Company Disclosure Schedule sets forth an accurate and complete aging of the Company’s accounts receivable as of March 31, 2007 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns.  All of the accounts receivable arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied.  Each account receivable represents a valid obligation arising from sales actually made or services actually performed by the Company or a Subsidiary in bona fide transactions in the ordinary course of business, and is not subject to any known setoffs or counterclaims.  The Company has established adequate reserves for bad debt in accordance with GAAP.  Except as set forth on Schedule 3.19 of the Company Disclosure Schedule, no Person has any Encumbrance on any account receivable, and no Contract for material deduction or material discount has been made with respect to any account receivable.   Neither the Company nor its Subsidiary has received written notice from any Customer that such Customer does not intend to pay any account receivable such that the Company’s reserve for bad debt is insufficient.

3.20           Product and Service Commitments.  All Company Products manufactured, sold, licensed, leased or made available by the Company or its Subsidiary and all Services are being and have been delivered and performed by the Company and its Subsidiary in conformity in all material respects with all applicable contractual commitments of the Company and its Subsidiary and all requirements of any and all applicable express and implied warranties under Applicable Law, including but not limited to contractual obligations relating to the disclosure and use of Customer confidential information (collectively, “Applicable Commitments”).   There is no written claim pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary based on a material breach or material violation of any Applicable Commitment.

3.21           Interested Party Transactions.

(a)           No current officer, director or Affiliate of the Company or its Subsidiary (nor any spouse or immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons currently has, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or its Subsidiary has furnished or sold or furnishes or sells; or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or its Subsidiary, any goods or services on terms more favorable to such Person than those that may be obtained by the Company on an arms’ length basis; or (iii) a beneficial interest in any Company Contract; provided, however, that ownership of not more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.21.  No employee or Affiliate of the Company or of its Subsidiary owns any material property or right, tangible or intangible, which is used in the business of the Company or its Subsidiary. No Affiliate of the Company or its Subsidiary owes any money to, or is owed any money by, the Company or its Subsidiary other than pursuant to commercial contracts negotiated on an arms’ length basis or as reflected in the Company Financial Statements.

(b)           To the Company’s Knowledge, there are no receivables of the Company or its Subsidiary owed by any current or former employee of or consultant to the Company or its Subsidiary (or any spouse or immediate family member of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice).  None of the Company Stockholders has agreed to assume, or has assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or its Subsidiary.

3.22           Environmental Matters.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiary are in compliance with all applicable Environmental Laws, (b) neither the Company nor its Subsidiary has received any written notice with respect to the business of, or any property owned or leased by, the Company or its Subsidiary from any Governmental Authority or third party alleging that the Company or its Subsidiary is not in compliance with any Environmental Law, and (c) there has been no “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, on any real property owned or leased by the Company or its Subsidiary.

3.23           Customers; Distributors.  Schedule 3.23 of the Company Disclosure Schedule identifies each Customer that, together with such Customer’s Affiliates, whose subscription fees contributed at least $250,000 to the consolidated gross revenues of the Company and its Subsidiary in fiscal years ended December 31, 2006, December 31, 2005 or December 31, 2004.  Neither the Company nor its Subsidiary has received written notice from any such Customer indicating that such Customer intends not to renew its subscription agreement with the Company and its Subsidiary.  To the Company’s Knowledge, neither the Company nor its Subsidiary has received written notice from any distributor, referral source, vendor, partner or integrator of any of the Company Products indicating that any such distributor, referral source, vendor, partner or integrator intends to cease acting as a distributor, referral source, vendor, partner or integrator of such Company Products.

3.24           Representations.  None of the representations or warranties made by the Company in this Agreement or any other Company Ancillary Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the Buyer Disclosure Schedule (a disclosure in any schedule being deemed disclosures in each other schedule if it is reasonably apparent on the face of the disclosure that the matter is responsive to another representation), Buyer and Merger Sub hereby make to the Company the representations and warranties contained in this Article IV.

4.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Buyer and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Buyer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements. Buyer has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Buyer and Merger Sub, each as amended to date.  Neither Buyer nor Merger Sub is in violation of its respective Certificate of Incorporation or Bylaws, each as amended to date.

4.2           Power, Authorization and Validity.

(a)           Power and Authority.  Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the Merger.  The execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer.  Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger.  The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)           No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Buyer or Merger Sub to enable Buyer and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Buyer Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Buyer or Merger Sub would not be material to Buyer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c)           Enforceability.  This Agreement has been duly executed and delivered by Buyer and Merger Sub.  This Agreement and each of the Buyer Ancillary Agreements are, or when executed by Buyer shall be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3           No Conflict.  Neither the execution and delivery of this Agreement, any of the Buyer Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Buyer or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, Encumbrance or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of Buyer or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Buyer, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Buyer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4           Interim Operations of Merger Sub. Merger Sub was formed by Buyer solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Buyer, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5           Stockholders Consent. No consent or approval of the stockholders of Buyer is required or necessary for Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

4.6                 Merger Expenses.  Except as set forth on Schedule 4.6 of the Buyer Disclosure Schedule, neither Buyer, Merger Sub nor any Affiliate of Buyer or Merger Sub is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

4.7                 Financing. Buyer has delivered to the Company complete and correct copies of a fully executed commitment letters (the “Commitment Letters”) which, when funded upon the terms thereof and subject to the conditions set forth therein, will provide financing sufficient to enable it to make payment of the Total Consideration and any other amounts to be paid by it hereunder (the “Financing”).   The Commitment Letters, in the forms so delivered, are in full force and effect and are legal, valid and binding obligations of the Buyer and, to the knowledge of the Buyer, the other parties thereto.  To the knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of the Buyer under any term or condition of the Commitment Letters.  The Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters.  The Buyer has fully paid any and all commitment fees or other fees, if any, required by the Commitment Letters to be paid on or before the Agreement Date.

ARTICLE V
COMPANY COVENANTS

Except as set forth specifically in this Article V, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Buyer as follows:

5.1           Advice of Changes. The Company shall promptly advise Buyer in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied; (b) any material breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 7.2(b) would not be satisfied; (c) any Company Material Adverse Change; or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Company Material Adverse Effect or cause any of the conditions set forth in Section 7.2 not to be satisfied.  Notwithstanding the foregoing, the Company may provide updates to the Company Disclosure Schedule during the period between the Agreement Date and the Closing on the following basis and understanding:  (1) Buyer shall be entitled to indemnification for breaches of representations and warranties of the Agreement as of the Agreement Date as modified by the Company Disclosure Schedule delivered as of the Agreement Date only (without updates); (2) Buyer shall be entitled to indemnification for breaches of representations and warranties of the Agreement and deemed made at the Closing (as contemplated by Section 7.2(a) of the Agreement) as modified by the Company Disclosure Schedule and Permitted Updates; (3) updates to the Company Disclosure Schedule between the Agreement Date and the Closing are only permitted to disclose events that arise after the Agreement Date and prior to the Closing (“Permitted Updates”); (4) the events being disclosed in the Permitted Updates did not arise from the Company’s breach of, or failure to perform, fulfill or comply with a covenant included in this Agreement or any Company Ancillary Agreement; and (5) Buyer shall be entitled to terminate the Agreement if the occurrence of the event that is the subject of the Permitted Update (if it were not set forth in the Permitted Update or the Disclosure Schedule) would result in the failure by the Company to satisfy the condition set forth in 7.2(g) of the Agreement.

5.2           Maintenance of Business.

(a)           The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with Customers, advertisers, suppliers, employees and others with whom the Company has contractual relations.  If the Company becomes aware of any material deterioration in the relationship with any Customer, key advertiser, key supplier or employee, it shall bring such information to Buyer’s attention in writing.

(b)           The Company shall (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes; and (ii) pay or perform its other Liabilities when due.

(c)           The Company shall use its commercially reasonable efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.  Notwithstanding the foregoing, the Company shall promptly apply for and use its commercially reasonable best efforts to obtain those consents and approvals set forth on Schedule 3.3(b) of the Company Disclosure Schedule.

5.3           Conduct of Business. The Company shall continue to conduct the Company Business in the ordinary and usual course of business consistent with its past practices, and, except as set forth on Schedule 5.3, the Company shall not, without Buyer’s prior written consent:

(a)           incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)           (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in or capital contributions to, any Person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any indebtedness;

(c)           enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the terms of any Company Material Contract, or enter into any transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d)           place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e)           sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

(f)           change any of its accounting methods;

(g)           declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(h)           terminate, waive or release any material right or claim;

(i)           issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than as contemplated by this Agreement;

(j)           subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(k)           merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Buyer or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(l)           amend the Company Charter or Company Bylaws (other than as contemplated by this Agreement);

(m)           license any of its technology or Intellectual Property (except for licenses under its standard customer agreement or licenses of Company trademarks for marketing purposes terminable at any time  and made in the ordinary course of business consistent with its past practices);

(n)           (i) agree to any audit assessment by any taxing authority; (ii) file any material Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Buyer for its review at a reasonable time prior to filing; (iii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o)           (i) initiate any litigation, action, suit, proceeding, claim or arbitration; or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(p)           pay, discharge or satisfy, in an amount in excess of $300,000 in any one case or $1,000,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (i) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet; and (ii) the payment, discharge or satisfaction of Merger Expenses;

(q)           amend, modify or terminate any Company Benefit Arrangement, increase compensation or benefits, except as may be required by Applicable Law;

(r)            (i) agree to do any of the things described in the preceding clauses (a)-(q); (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect; or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the Agreement Date.

5.4           Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other Transactions contemplated by this Agreement or any Company Ancillary Agreement.  The Company shall use commercially reasonable efforts to obtain, and to cooperate with Buyer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  The Company shall promptly inform Buyer of any material communication between the Company and any Governmental Authority regarding any of the Transactions contemplated hereby.  If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Buyer.  The Company hereby covenants and agrees to use reasonable best efforts to secure termination or expiration of any waiting periods under the HSR Act or any other applicable domestic or foreign Law and to obtain the approval of the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority, as applicable, for the Merger and other Transactions.

5.5           Approval of Company Stockholders. Promptly after the execution and delivery of this Agreement, and no later than one (1) business day following such execution and delivery, in accordance with Applicable Law, the Company Charter and the Company Bylaws, the Company shall solicit written consents from the Company Stockholders to obtain their approval of this Agreement, the Escrow Agreement, the Merger and related matters.  In soliciting such written consents, the Board of Directors of the Company will recommend to the Company Stockholders that they approve this Agreement, the Merger and related matters.  The Company will prepare an information statement (the “Information Statement”) with respect to the solicitation of written consents to approve this Agreement, the Escrow Agreement, the Merger and related matters.  Each of Buyer and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement.  As expeditiously as possible following the execution of this Agreement, and in any event no later than one business day following the date of such execution, the Company shall use all commercially reasonable efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to secure the Stockholder Approvals.  No later than five (5) Business Days after the Agreement Date, the Company will distribute the Information Statement to the Company Stockholders, including a statement that the Company’s Board of Directors recommended that the Company Stockholders consent in writing to the approval of the adoption of this Agreement and the approval of the Merger, a statement that appraisal rights are available for the Company Capital Stock pursuant to Section 262 of the Delaware Law and a copy of such Section 262, pursuant to Sections 228 and 262(d) of Delaware Law, a written notice to all Company Stockholders that did not execute such written consent informing them that this Agreement, the Merger were adopted and approved by the Company Stockholders and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of Delaware Law, together with any other information required by Applicable Law.  The Company shall promptly inform Buyer of the date on which the notice described in the preceding sentence was sent.  Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement, the Company or Buyer, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to the Company Stockholders, such amendment or supplement.  The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Buyer or the Merger Sub furnished by Buyer in writing for inclusion in or with the Information Statement).

5.6           Litigation.  The Company shall notify Buyer in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

5.7           Access to Information.  The Company shall allow Buyer and its agents and advisors reasonable access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Non-Disclosure Agreement between the Company and Buyer dated January 3, 2007 (the “NDA”).  Notwithstanding the foregoing, the parties shall use commercially reasonable efforts to cooperate to obtain any third party consents that are required for disclosure of Contracts that contain restrictions on the disclosure of such Contract or the terms thereof. The Company shall cause its accountants to cooperate with Buyer and Buyer’s agents and advisors in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.8                 No Solicitation.  The Company and each of its Subsidiaries and Affiliates shall not (i) solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute an Acquisition Proposal, or (ii) engage in negotiations or discussions concerning, or provide any confidential information to any third party that presents any Acquisition Proposal.

5.9                 Cooperation in Financing.  The Company will provide, and cause its Subsidiary and each of their respective officers, employees, representatives and advisors (including legal and accounting) to provide, all cooperation reasonably requested by Buyer in connection with the arrangement of the Financing, including by (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (ii) preparing rating agency presentations, business projections, financial statements, confidential information memoranda and similar documents, (iii) executing and delivering other requested certificates or documents, including, without limitation, a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, and consents of accountants for use of their reports in any materials relating to the Financing, (iv) executing and delivering, as of the Closing Date, any certificates or documents contemplated by the Commitment Letters as may be reasonably requested by Buyer and otherwise reasonably facilitating the pledging of collateral (including obtaining the insurance, surveys, releases, terminations, waivers, consents, estoppels and approvals as may be required in connection therewith) contemplated by the Commitment Letters, and (v) providing the financial and other information necessary for and otherwise cooperating in the satisfaction of the obligations and conditions set forth in  the Commitment Letters within the time periods required thereby in order to permit the Closing to occur on or prior to the date set forth in such Commitment Letters.

5.10           Satisfaction of Conditions Precedent.  The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other Transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

ARTICLE VI
BUYER COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, Buyer covenants and agrees with the Company as follows:

6.1           Advice of Changes.  Buyer shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Buyer or Merger Sub contained in Article IV untrue or inaccurate such that a conditions set forth in Section 7.3(a) would not be satisfied, or (b) any breach of any covenant or obligation of Buyer or Merger Sub pursuant to this Agreement, any Buyer Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 7.3(b) would not be satisfied.

6.2           Regulatory Approvals.  Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Buyer Ancillary Agreement or any Merger Sub Ancillary Agreement.  Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents.  Buyer shall promptly inform the Company of any material communication between Buyer and any Governmental Authority regarding any of the transactions contemplated hereby.  If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Buyer nor any of its Subsidiaries or Affiliates shall be under any obligation to:  (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer, any of its Subsidiaries or Affiliates or the Company, or the holding separate of the shares of Company Common Stock; or (ii) the imposition of any limitation on the ability of Buyer or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.  Buyer hereby covenants and agrees to use reasonable best efforts to secure termination or expiration of any waiting periods under the HSR Act or any other applicable domestic or foreign Law and to obtain the approval of the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority, as applicable, for the Merger and other Transactions.

6.3           Satisfaction of Conditions Precedent.  Buyer shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 7.1 and 7.3, and Buyer shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.4           Indemnification of Company Directors and Officers.

(a)           If the Merger is consummated, then until the sixth anniversary of the Effective Time, Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers and to its former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Charter, Company Bylaws and any indemnification agreement, as amended, between the Company and such directors or officers, as in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time; provided, however, that neither Buyer nor the Surviving Corporation shall be obligated to fulfill or honor the Company Indemnification Provisions pursuant to this Section 6.4(a) with respect to any claim if the subject matter of such claim would have constituted a breach of a representation or warranty of the Company under this Agreement (disregarding for purposes of this Section 6.4 the survival period with respect to such representation or warranty as set forth in Section 8.1 of this Agreement).  Any claims for indemnification made under the Company Indemnification Provisions in accordance with this Section 6.4(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)           This Section 6.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Buyer, and shall be enforceable by the Company Indemnified Parties.

(c)           Prior to the Effective Time, the Company shall purchase directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage until the sixth anniversary of the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, and the Company shall pay all premiums associated therewith (the “Premiums”) prior to the Effective Time.  Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.4.

6.5          Company Bonus Plan.  Buyer or the Surviving Corporation shall assume and perform all of the obligations of the Company pursuant to, and in accordance with, the terms of the Company’s 2007 Incentive Plan, as described on Schedule 6.5 hereto.

6.6           Financing.  The Buyer shall, at the Buyer’s expense, use its commercially reasonable efforts to (i) fully satisfy in all respects, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce its rights under the Commitment Letters such that the Financing shall be consummated as soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 hereof (other than Section 7.2(n)). The Buyer shall use its commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable to the Buyer than the Commitment Letters as promptly as practicable but in any event on or prior to the Closing. The Buyer will furnish true, correct and complete copies of such executed definitive agreements to the Company promptly upon request by the Company. At the Company’s request, the Buyer shall keep the Company informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such Financings. Without limiting the foregoing,  the Buyer agrees to promptly notify the Company if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason; or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to either provide or underwrite financing to the Buyer on the material terms set forth therein. Other than in connection with this Agreement, the Buyer shall not, and shall cause Buyer’s Affiliates not to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition (including the disposition of any capital stock of any Buyer Subsidiary), lease, contract or debt or equity financing, that would reasonably be expected to materially impair, delay or prevent the Buyer’s obtaining of the financing contemplated by any Commitment Letter.  The Buyer shall not amend or alter, or agree to amend or alter the Commitment Letters in any manner that would materially impair or delay or prevent the Transactions without the prior written consent of the Company. If any Commitment Letter shall be withdrawn or rescinded, the Buyer shall use its commercially reasonable efforts until July 31, 2007), to (i) obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for, on such terms and conditions not materially less favorable to the Buyer than the Commitment Letters and on such terms and conditions which will not impair, delay or impede the consummation of the Merger, at least the same amount of financing as contemplated by such Commitment Letter as originally issued; (ii) enter into definitive agreements with respect to such new financing; and (iii) obtain funds under such agreements to the extent necessary to consummate the Transactions.

6.7           Equity Incentive Plan.  In connection with or promptly following the Closing, Buyer shall take necessary corporate action to adopt and approve a new equity incentive plan (the “New Plan”) with such terms and conditions which shall be reasonably acceptable to management of the Company and Buyer.  Shares of Buyer common stock available for issuance under the New Plan shall equal ten percent (10%) of the fully-diluted equity of the Buyer, and Buyer will use commercially reasonable efforts to approve and issue new grants under the New Plan to certain employees within sixty (60) days after the Closing Date. Such grants may be conditioned upon the acceptance and performance by participating employees of restrictive covenants, including non-compete and non-solicitation covenants, as the Buyer or administrator of the New Plan may deem reasonable and appropriate.

6.8           Payments in Respect of Unvested Company Options.

(a)           Concurrent with the execution of this Agreement, the Company has delivered to Buyer a schedule of Unvested Company Options (the “Unvested Company Option Schedule”) separated between “Group A Holders” and “Group B Holders”.  Such schedule includes (i) the name of such Company Optionholder, (ii) the number of shares subject to the Unvested Company Option and the related vesting schedule, (iii) in the case of the Group A Holders, the “spread” for each such Unvested Company Option equal to (A) the product of (x) the Common Exchange Ratio multiplied by (y) the number of shares of Company Common Stock the holder of such Unvested Company Option would be entitled to receive upon the vesting and exercise in full of such Unvested Company Option less (B) the aggregate price that would be payable in consideration of the full exercise of such Unvested Company Option, (iv) in the case of the Group B Holders,  the “spread” for each such Unvested Company Option equal to (A) the product of (x) the Common Exchange Ratio multiplied by (y) the number of shares of Company Common Stock the holder of such Unvested Company Option would be entitled to receive upon the vesting and exercise in full of such Unvested Company Option less (B) the aggregate price that would be payable in consideration of the full exercise of such Unvested Company Option, and (v) in the case of the Group B Holders, the Cash Available for Taxes as set forth in Section 6.8(c)(i) and the value available shall be exchanged for Buyer Preferred Stock in accordance with Section 6.8(c)(ii).  The Company represents and warrants that such schedule is true and correct in all respects as of the Agreement Date.

(b)    (i) With respect to Group A Holders, at the Effective Time, subject to the terms and conditions of this Agreement, each Unvested Company Option held by a Group A Holder shall be cancelled and extinguished and the aggregate cash consideration payable to the Group A Holders in the Merger pursuant to this Section 6.8(b)(i) shall be placed in a segregated, irrevocable escrow account by Buyer or the Surviving Corporation, which such escrow account shall be owned by the Surviving Corporation or the Buyer and shall constitute an unsecured, unfunded right of the Group A Holders to receive payment therefrom.  With respect to each Unvested Company Option held by a Group A Holder, the Surviving Corporation or the Buyer shall pay out of the escrow account to the Group A Holder, net of applicable withholding taxes, on the first Business Day following each date that such Unvested Company Option (or portion thereof) would have vested in accordance with the applicable vesting schedule (as identified in the Unvested Company Option Schedule and in the relevant option agreement for such Unvested Company Option) had such Unvested Company Option not been cancelled at the Effective Time, an amount in cash equal to the product of (x) the Common Exchange Ratio multiplied by (y) the number of shares of Company Common Stock the holder of such Unvested Company Option would be entitled to receive upon the vesting and exercise in full of such Unvested Company Option less (B) the aggregate price that would be payable in consideration of the full exercise of such Unvested Company Option (the “Group A Unvested Option Value”).

   (ii) The right of a Group A Holder to payment under Section 6.8(b)(i) shall cease immediately after the termination for any reason of such holder’s employment with the Surviving Corporation or the Buyer, subject to any provisions with respect to acceleration of vesting contained in such holder’s option agreement in effect immediately prior to the Effective Time.  Any proceeds remaining in the escrow account established pursuant to Section 6(b)(i) following the distribution of all amounts payable hereunder to Group A Holders shall revert to Buyer or the Surviving Corporation.  In the event the escrow established hereunder is insufficient for any reason to pay any Group A Holder that amount to which such holder is entitled pursuant to Section 6.8(b)(i), Buyer or the Surviving Corporation shall pay such shortfall to such holder, it being understood between the parties that Group A Holders shall not bear the burden of any error in calculation or breach of any representation of the Company.

(c)   (i)  With respect to Group B Holders, at the Effective Time, subject to the following terms and conditions and other terms of this Agreement, each Unvested Company Option held by a Group B Holder shall be cancelled and extinguished and shall be automatically exchanged for the right to receive an amount of cash equal to (A) the product of (x) the Common Exchange Ratio multiplied by (y) the number of shares of Company Common Stock the holder of such Unvested Company Option would be entitled to receive upon the vesting and exercise in full of such Unvested Company Option less (B) the aggregate price that would be payable in consideration of the full exercise of such Unvested Company Option (the “Group B Unvested Option Value” and together with the Group A Unvested Option Value, the “Unvested Option Value”).  The amount of cash payable to each Group B Holder of Unvested Company Options shall be rounded up or down to the nearest whole cent and computed after aggregating all Unvested Company Options (each such payment being referred to as a “Group B Cash Payment”) held by such holder and will be paid net of applicable withholding (“Tax Withholding Amount”) and is reflected on the column on the Unvested Option Schedule entitled “Cash Available for Taxes.”

(ii)  Each Group B Holder shall be entitled to retain a portion of such holder's Group B Cash Payment equal to (A) the total amount of such payment multiplied by the maximum marginal income tax rate applicable for 2007 to such holder based on such holder's state or country of residence, not to exceed forty-one percent (41%), minus (B) the Tax Withholding Amount applied to such Group B Cash Payment (such difference, the “Cash for Tax”).  All of the remainder of each Group B Cash Payment (net of the Tax Withholding Amount and the Cash for Tax) shall be exchanged by each Group B Holder for shares of the Buyer’s Series A Preferred Stock (“Buyer Preferred Stock”) at a price per share equal to the price per share that each other holder of Buyer Preferred Stock will acquire such shares.  Shares of Buyer Preferred Stock purchased by a Group B Holder shall be subject to the same vesting conditions that applied to a Group B Holder’s Unvested Company Options (including any provisions with respect to acceleration of vesting in effect immediately prior to the Effective Time), and where there are multiple vesting dates, shares of Buyer Preferred Stock will be allocated among those vesting dates on the same basis as the Unvested Company Options, in each case based on the intrinsic value of the Unvested Company Options as of the Closing Date.

(iii)  In order for a Group B Holder to receive cash and Buyer Preferred Stock pursuant to Section 6.8(c)(i) and (ii), such Group B Holder must execute a stock restriction agreement and/or other agreement(s) reasonably satisfactory to Buyer containing the vesting conditions described in Section 6.8(c)(i), customary “drag along rights” in the event of a sale of Buyer, non-competition, non-solicitation and non-disclosure provisions, 83(b) elections and such other matters reasonably requested by Buyer.  In the event a Group B Holder does not execute such agreement(s) within 7 days following the Effective Time (or such later period of time as may be extended by Buyer in its sole discretion), such Group B Holder’s Unvested Company Options shall be cancelled and extinguished and such Group B Holder shall not be entitled to any payment thereof.

(iv)   No certificate or scrip representing fractional shares of Buyer Preferred Stock shall be issued.  Each Group B Holder entitled to receive shares of Buyer Preferred Stock pursuant to Section 6.8(c)(ii) that would otherwise have been entitled to receive a fraction of a share of Buyer Preferred Stock shall receive, in lieu of a fraction of a share, such an amount in cash, without interest.

(d)           Group A Holders and Group B Holders shall be third party beneficiaries of this Section 6.8, and shall have the right to enforce the provisions of this Section 6.8 against the Surviving Corporation and Buyer.

ARTICLE VII
CONDITIONS TO CLOSING OF MERGER

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           Governmental Approvals.  Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained.

(b)           Company Stockholder Approvals and Actions.  The Stockholder Approvals shall have been obtained. The holders of the Company Series 1 Preferred Stock shall have converted or shall have caused the conversion of the Company Series 1 Preferred Stock prior to the Effective Time into shares of the Company Common Stock in accordance with the terms and conditions of the Company Charter.

(c)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Buyer after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2           Additional Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Merger Sub:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, as the same may be updated through updates to the Company Disclosure Schedule in accordance with Section 5.1 hereof, that are qualified by materiality shall be true and correct, and the representation and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c)           Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(d)           Termination, Modification or Satisfaction of Company Stockholder Documents and Rights.  Each of the agreements identified on Schedule 7.2(d) shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Schedule 7.2(d) shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(e)           Resignations of Directors.  The persons holding the position of a director of the Company (other than Messrs. Wack and Kairouz), in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(f)           Company Good Standing Certificate.  Buyer shall have received a certificate from the Office of the Secretary of State of the State of Delaware certifying that the Company is in good standing, and that all applicable taxes and fees of the Company through and including the Closing Date have been paid.

(g)           No Material Adverse Effect.  There shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(h)           Escrow Agreement. The Escrow Agent, the Stockholder Representative and the Company shall have executed and delivered to Buyer the Escrow Agreement.

(i)           Releases.  Each Person listed in Schedule 7.2(i) shall have executed and delivered to Buyer the Release in the form of Exhibit B.

(j)           Allocation Certificate.  The Company shall have delivered to Buyer a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying, in each case as of the Closing, (A) the identity of each record holder of Company Common Stock and the number of shares of Company Common Stock held by each such Company Stockholder; (B) the identity of each record holder of a Company Option, the number and type of Company Capital Stock covered by such Company Option held by such holder, the exercise prices and vesting schedules thereof, the number and type of Company Capital Stock subject to each such Company Option that will be exercisable as of the Closing, and whether such Company Option is intended to be qualified as an “incentive stock option” under Section 422 of the Code; (C) the identity of each record holder of Unvested Company Shares, the number of Company Common Stock held by such Company Stockholder and the vesting schedules thereof; (D) the address of record of each holder of Company Capital Stock, each holder of Company Options and each holder of Unvested Company Shares; (E) the Total Consideration, Closing Cash Amount, Vested Option Value, Unvested Company Share Amount, Group A Unvested Option Value, Group B Unvested Option Value, such number of shares of Buyer Preferred Stock issuable to a Group B Holder, Group B Cash Payment, Cash for Tax with respect to Group B Holders, and Escrow Amount allocable to each such holder; and (F) the amounts required to be deducted and withheld (other than in respect of backup withholding) from the consideration otherwise payable to each such holder with respect to the payments or any other Tax withholding obligation in respect of the Merger or the exercise or settlement of any Company Option or the vesting of restricted stock under the Code or any other Tax Law, which Allocation Certificate when approved by Buyer shall be deemed the definitive allocation of Total Consideration among the Participating Holders and holders of Unvested Company Options in accordance with the Merger and the disbursements thereof, including with respect to the Escrow Amount.

(k)           Merger Expenses.  The Company shall have delivered to Buyer a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company (the “Merger Expenses Certificate”), setting forth all Merger Expenses incurred or to be incurred by the Company, together with an itemized list of such Merger Expenses and the amount of the Premiums.

(l)           Secretary’s Certificate.  The Company shall have delivered to Buyer a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the approval of the Company’s Board of Directors with respect to this Agreement, the Company Ancillary Agreement and the Merger, (ii) the Stockholder Approval, (iii) the Company Certificate of Incorporation, (iv) the By-Laws of the Company and (v) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other Company Ancillary Agreements.

(m)           Opinion of Counsel.  Buyer shall have received an opinion letter of Heller Ehrman LLP, the Company’s counsel, dated the Closing Date, in such form as is reasonably acceptable to Buyer and its counsel.

(n)           Financing Commitment.  The financing and related transactions contemplated by the Commitment Letters shall have been consummated in accordance with their terms.

(o)           Indemnification Agreements.  Each Indemnification Agreements by and between the Company and each director and officer of the Company shall have been amended to conform with the provisions of Section 6.4, in such form as is reasonably acceptable to Buyer and its counsel.

7.3           Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of the Buyer and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of Buyer and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(b)           Performance of Obligations of Buyer and Merger Sub.  Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(c)           Escrow Agreement.  Each of Buyer and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

ARTICLE VIII
INDEMNIFICATION, ETC.

8.1                 Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and agreements of the Company set forth in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, the Closing, and the Effective Time, and such representations and warranties shall terminate at 5:00 P.M. Eastern time on the 12-month anniversary of the Closing Date, provided, however, (i) the representations, warranties and covenants relating to Taxes included in Section 3.7 (and for the avoidance of doubt, the matters set forth in Section 8.2(f)) and Article X shall survive until 90 days after the expiration of any applicable statute of limitations period, and (ii) with respect to any, claim of which any Indemnified Party shall have in good faith provided written notice to the Stockholder Representative in accordance with the terms of this Agreement prior to such termination, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. The representations and  warranties of Buyer and Merger Sub set forth in this Agreement or in any certificate delivered by or on behalf of Buyer or Merger Sub pursuant to or in connection with this Agreement shall terminate at the Effective Time.

8.2                 Indemnification.  Subject to the limitations set forth in Section 8.3, each Participating Holder, severally, and not jointly, on a pro rata basis, shall indemnify, defend and hold harmless Buyer, Merger Sub, the Surviving Corporation and each of their officers, directors, employees, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and reasonable expenses, including reasonable attorneys’ fees and expenses, and reasonable expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(a)           the breach of any representation or warranty of the Company set forth herein or in any certificate delivered pursuant to this Agreement, including the Allocation Certificate and the Officer’s Certificate;

(b)           any failure by the Company to perform, fulfill or comply with any covenant set forth in this Agreement;

(c)           any Dissenting Share Payments;

(d)           any loss, liability or expense of the Stockholder Representative, acting in such capacity;

(e)           without duplication of and to the extent not reflected as a liability in the Company Financial Statements and taken into account in determining Closing Net Working Capital pursuant to Section 2.9: (A) any and all Taxes of the Company and its Subsidiary for all taxable periods ending on or before the Effective Time and for the portion of straddle period ending on the Effective Time; (B) any and all Taxes and similar fees of the Company and its Subsidiary resulting from the transactions contemplated in this Agreement other than any Tax resulting from an election under Section 338 of the Code or similar provision under state, local or foreign law; and (C) any payment to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) to which the Company or its Subsidiary was obligated or was a party on or prior to the Closing Date; or

(f)           the matters described on Schedule 3.7(a)(vii) (provided that any Losses in respect of such matters shall be reduced to the extent that a Liability with respect thereto is taken into account in determining Closing Net Working Capital).

8.3           Limitations.

(a)           Except as otherwise provided in Sections 8.3(a) and 8.3(b), after the Closing, (i) the Participating Holders shall not be liable to indemnify any Indemnified Party for money damages pursuant to Section 8.2 in an aggregate amount in excess of the Escrow Amount; (ii) no Participating Holder shall be liable to indemnify any Indemnified Party for money damages pursuant to Section 8.2 in an aggregate amount in excess of such Participating Holder’s pro rata share of the Escrow Amount; and (iii) the Escrow Amount shall be the sole and exclusive remedy for any Losses for which the Indemnified Parties are entitled to be indemnified pursuant to Section 8.2.  No indemnification claim under Section 8.2(a) may be made against the Escrow Amount for any claim for Losses until the aggregate dollar amount of Losses for all such claims equal or exceed $3.75 million (the “Basket Amount”), after which Buyer shall be indemnified for all Losses (and not just amounts in excess of the Basket Amount) up to an aggregate amount equal to the Escrow Amount.  The limitations set forth in this Section 8.3(a) shall not apply to a claim relating to the matters set forth in Section 8.2(e), Section 8.2(f), the Allocation Certificate or the Merger Expenses Certificate or a breach of the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.7, 3.8(g) or 3.16  (collectively, the “Excepted Representations”).  The aggregate liability of the Participating Holders to indemnify any Indemnified Party for money damages with respect to claims related to Section 8.2(e), Section 8.2(f), the Allocation Certificate, the Merger Expenses Certificate or breaches of the Excepted Representations shall be limited in the aggregate to the amount of Total Consideration and in no event shall any Indemnified Party’s right to or claim of indemnification with respect to Section 8.2(e), Section 8.2(f), the Allocation Certificate, Merger Expenses Certificate or an Excepted Representation be limited by the Escrow Amount or shall the Escrow Amount be such Indemnified Party’s only recourse for any such claim for indemnification hereunder; provided, however, prior to making any indemnification claim against the Participating Holders with respect to Section 8.2(e), Section 8.2(f), the Allocation Certificate, the Merger Expenses Certificate or an Excepted Representation, an  Indemnified Party shall first make a claim against the Escrow Amount to the extent that the amounts in escrow are sufficient to satisfy all Losses reflected in the Claim Notice in full.  For purposes of determining the existence of any inaccuracy or breach of a representation or warranty under this Article VIII, all representations and warranties of the Company in Article III (other than Section 3.24) shall be construed as if the terms “material” and “in all material respects” (and variations thereof) and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)           Notwithstanding anything to the contrary in this Article VIII, the limitations set forth in this Article VIII shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance; provided, however, that in the event the fraud, intentional misrepresentation or willful breach results from any action or inaction on the part of the Company, the liability of the Participating Holders to the Indemnified Parties shall be several and not joint  on a pro rata basis; and provided, further, however, that in the event the fraud, intentional misrepresentation or willful breach results from any action or inaction of a Participating Holder, only such Participating Holder shall have any liability whatsoever to the Indemnified Parties in respect of such fraud, intentional misrepresentation or willful breach.

(c)           Except as set forth in Section 8.3(a), Buyer, Merger Sub and the Indemnified Parties agree that, after the Closing, the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article VIII.

(d)           The liability of the Participating Holders with respect to any Claim Notice shall be reduced by any insurance proceeds actually received by any Indemnified Party as a result of such Losses upon which such Claim Notice is based.

8.4           Procedures.

(a)           Post-Closing Claims Against the Escrow Amount.  The procedure for making indemnification claims under this Agreement (other than Third-Party Claims as described in clause (b) below) against the Escrow Amount after the Closing is as follows:

(i)           In order to seek indemnification, an Indemnified Party shall deliver a Claim Notice to the Stockholder Representative and the Escrow Agent.

(ii)           Within 30 days after receipt of a Claim Notice from an Indemnified Party, the Stockholder Representative shall deliver to the Indemnified Party and the Escrow Agent a Response, in which the Stockholder Representative shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Stockholder Representative and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Buyer from the Escrow Amount an amount in cash equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Stockholder Representative and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Buyer from the Escrow Amount an amount in cash equal to the Agreed Amount), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.   Notwithstanding the foregoing, if the Stockholder Representative does not deliver a Response within such 30 day period following receipt of a Claim Notice from an Indemnified Party, the Indemnified Party shall be entitled to instruct the Escrow Agent to distribute to Buyer from the Escrow Amount an amount in cash equal to the Claimed Amount.

(iii)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Stockholder Representative and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Stockholder Representative and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Stockholder Representative and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.4(a)(iv) shall become effective with respect to such Dispute.  The provisions of this Section 8.4(a) shall not obligate the Stockholder Representative and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Stockholder Representative and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court located in the State of Delaware.  The Stockholder Representative and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be distributed to Buyer and/or the Participating Holders (which notice shall be consistent with the terms of the resolution of the Dispute).

(iv)           If, as set forth in Section 8.4(a)(iii), the Indemnified Party and the Stockholder Representative agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) mutually agreed upon by the parties in accordance with the Commercial Rules in effect from time to time and the following provisions:

(A)	In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(B)	The parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(C)	No depositions or other discovery shall be conducted in connection with the arbitration other than the exchange of relevant documents.

(D)	The Arbitrator may enter a default decision against any party who fails to participate in the arbitration proceeding.

(E)
Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and a brief summary of the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator regarding the matters in dispute shall be final, non-appealable, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(F)
The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 8.4(a)(iv), or (y) address or resolve any issue not submitted by the parties.

(G)
The parties shall use reasonable efforts to keep confidential and not disclose to any Person (except (i) to the extent required by Applicable Law or stock market regulation; (ii) for disclosure to those employees and agents of any such party who have a need to know and who have been advised of their obligations of confidentiality and non-disclosure hereunder; (iii) for disclosure by the Stockholder Representative to the Participating Holders; (iv) as otherwise required pursuant to this Agreement and the Escrow Agreement; and (v) to the Arbitrator), the existence of any Dispute hereunder, the referral of any such Dispute to arbitration or the status or resolution thereof.  The parties shall label all arbitration submissions with a legend requesting confidential treatment.

(H)
In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Participating Holders.  The Stockholder Representative shall be entitled, upon written notice to the Escrow Agent, to pay any such costs, fees and expenses to be borne by the Participating Holders from any distributions to be made to the Participating Holders under the Escrow Agreement.

(b)           Third-Party Claims.  Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve the Participating Holders of any liability or obligations under this Agreement, except to the extent that the Participating Holders have been materially prejudiced thereby, and then only to such extent.  The Stockholder Representative shall have the right in his sole discretion at any time to conduct the defense of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Stockholder Representative may only assume such defense if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third-Party Claim would constitute Losses for which the Indemnified Party would be indemnified pursuant to this Article VIII and (ii) the Stockholder Representative may not assume the defense of a Third-Party Claim involving criminal liability or in which equitable relief is sought against the Indemnified Party.  In the event that the Stockholder Representative assumes defense of such Third-Party Claim, (i) the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim at his, her or its own expense directly or through counsel, and (ii) the Indemnified Party shall have the right to assume the defense of such Third-Party Claim if the Stockholder Representative shall cease at any time to conduct a good faith defense of such Third-Party Claim.  If the Stockholder Representative does not, or is not permitted under the terms hereof to, assume conduct of the defense of any Third-Party Claim, then the Indemnified Party shall control such defense.  In the event that the Stockholder Representative does not, or is not permitted under the terms hereof to, assume conduct of the defense of such Third-Party Claim and the Indemnified Party assumes the defense of such Third-Party Claim, (i) the Stockholder Representative shall have the right to participate in the defense of such Third-Party Claim at his own expense directly or through counsel and (ii) the Stockholder Representative shall have the right to assume the defense of such Third-Party Claim if the Indemnified Party shall cease at any time to conduct a good faith defense of such Third-Party Claim.  The Stockholder Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third-Party Claim shall be considered Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third-Party Claim pursuant to the terms of this Section 8.4(b) or (ii) the Stockholder Representative assumes control of such defense and the Indemnified Party reasonably concludes that the Stockholder Representative and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim.

(c)           Notwithstanding the foregoing, for purposes of Section 8.4, in the event the Indemnified Party is Buyer or the Surviving Corporation, then such actions to be taken by an Indemnified Party may only be taken at the direction of the Guarantor.

8.5                 Total Consideration Adjustment.  The Company, Buyer and the Participating Holders agree to treat each indemnification payment pursuant to this Article VIII as an adjustment to the Total Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

8.6                  Stockholder Representative; Power of Attorney.

(a)           Walker Simmons (together with his permitted successors, the “Stockholder Representative”), is appointed as the true and lawful agent and attorney-in-fact for each Participating Holder to enter into the Escrow Agreement and to enter into any amendment to, or grant any waiver under, this Agreement after the Closing, and to: (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Indemnified Party) or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Participating Holders individually); (ii) authorize deliveries to Buyer of cash from the Escrow Amount in satisfaction of claims asserted by Buyer (on behalf of itself or any other Indemnified Party, including by not objecting to claims thereto); (iii) object to any claims asserted by Buyer or any other Indemnified Party to the Escrow Amount; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and (v) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b)           The person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount upon not less than 10 days’ prior written notice to Buyer and with Buyer’s written consent, which shall not be unreasonably withheld.  Notwithstanding the foregoing, the Stockholder Representative may unilaterally assign its obligations hereunder prior to the Closing to an entity affiliated with Wachovia Capital Partners. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Participating Holders.

(c)           The Stockholder Representative shall not be liable to any Participating Holder for any act done or omitted under this Agreement or the Escrow Agreement as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Participating Holders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties under this Agreement.  The Stockholder Representative may receive reimbursement directly from the Participating Holders (or from any distribution to the Participating Holders to be made under the Escrow Agreement) for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this agreement; provided, however, that none of the Buyer, the Surviving Corporation or any of their respective Affiliates shall have any liability with respect to such items.

(d)           The Stockholder Representative shall have access to relevant information about the Company and the reasonable assistance of Buyer’s employees, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, for purposes of performing his duties and exercising his rights under this Agreement and the Escrow Agreement; provided that the Stockholder Representative shall treat confidentially and not use or disclose to anyone any nonpublic information from or about the Company (except for disclosures on a need to know basis to individuals who agree to treat such information confidentially under terms of a confidentiality agreement reasonably acceptable to Buyer).

(e)           Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Participating Holders and shall be final, binding and conclusive upon each such Participating Holder; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Participating Holder.  Each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(f)           Without limiting the generality or effect of Section 8.6(a), any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative or any one or more Participating Holders relating to this Agreement or the Escrow Agreement shall in the case of any claim or dispute asserted by or against or involving any such Participating Holder, be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Participating Holder (and not by such Participating Holder acting on its own behalf).  The parties hereby acknowledge and agree that this Agreement may be enforced, and except as otherwise required by applicable Law, any amendment to or waiver under this Agreement may be agreed to or granted, on behalf of the Participating Holders by the Stockholder Representative.

8.7           No Subrogation.  Following the Closing, no Participating Holder shall have any right of indemnification, contribution or subrogation against the Company, its Subsidiary, the Surviving Corporation, Buyer or any of their respective Affiliates with respect to any indemnification payment made by or on behalf of any Participating Holder under Section 8.2 if the Merger and the Transactions are consummated.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Buyer and the Company.

9.2           Unilateral Termination.

(a)           Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b)           Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Eastern Time on  July 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose material breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c)           Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a material breach of (i) any of its representations and warranties under Article III or Article IV, as applicable; or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within thirty (30) calendar days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d)           Buyer may terminate this Agreement if the Company does not deliver by 11:59 p.m. (Eastern time) on first business day following the Agreement Date, the Stockholder Approvals adopting and approving this Agreement and approving the Merger.

9.3           Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that the provisions of the NDA, this Section 9.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement; provided, that the foregoing shall not relieve any party of liability for damages actually occurred as a result of any breach of any of such provisions prior to such termination.

ARTICLE X
TAX MATTERS

10.1                 Tax Return Preparation.  The Surviving Corporation shall prepare or cause to be prepared and timely file or cause to be filed, in a manner consistent with prior years, all Tax Returns required to be filed with respect to the Company and its Subsidiary for all taxable periods ending on or before the Closing Date.  The Surviving Corporation shall not, and shall the Company and its Subsidiary to not, waive any carryback of net operating loss or other Tax attribute of the Company or its Subsidiary generated or otherwise attributable to a Tax period ending on or prior to the Closing Date.  Buyer and the Surviving Corporation shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative.

10.2                 Cooperation. The Company, the Company Stockholders, the Stockholder Representative, Buyer and the Surviving Corporation shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation or proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding.  The Company, the Stockholder Representative, Buyer and the Surviving Corporation will use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions contemplated hereby).  The Company, the Stockholder Representative, Buyer and the Surviving Corporation further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code or the Treasury Regulations promulgated thereunder.

ARTICLE XI
MISCELLANEOUS

11.1           Governing Law.  The internal laws of the State of New York, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Delaware.

11.2           Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Buyer, including any successor to, or assignee of, all or substantially all of the business and assets of Buyer.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

11.3           Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4           Counterparts.  This Agreement may be executed in any number of counterparts (including facsimiles), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

11.5           Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

11.6           Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval.  At any time prior to the Effective Time, each of Company and Buyer, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7           Expenses.  Each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

11.8           Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) Business Days after mailing if sent by mail, and one (1) Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:

If to Buyer or Merger Sub:

TA Indigo Holding Corporation
c/o TA Associates, Inc.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, MA  02116
Attention:  Brian J. Conway
Fax No.:  (617) 574-6728

with a copy (not to constitute notice) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109
Attention:  Jeffrey C. Hadden, Esq.
Kenneth J. Gordon, Esq.
Fax No.:  (617) 523-1231

If to the Company:

IntraLinks, Inc.
1372 Broadway, 11th Floor
New York, New York 10018
Attention: Gary Hirsch, Esq., General Counsel
Fax No.:  (212) 543-7898

with a copy (not to constitute notice) to:

Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY  10036-6254
Attention:  Stephen M. Davis, Esq.
Fax No.:  (212) 763-7600

If to the Stockholder Representative to:

Walker Simmons
Wachovia Capital Partners
12th Floor, 301 South College Street
Charlotte, North Carolina  28288
Fax No.:  (704) 383-6538

with a copy to (not to constitute notice):

Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY  10036-6254
Attention:  Stephen M. Davis, Esq.
Fax No.:  (212) 763-7600

If to Guarantor:

TA X, L.P.
c/o TA Associates, Inc.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, MA  02116
Attention:  Brian J. Conway
Fax No.:

with a copy (not to constitute notice) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109
Attention:  Jeffrey C. Hadden, Esq.
Kenneth J. Gordon, Esq.
Fax No.:  (617) 574-6728

11.10             Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.11             Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

11.12             Public Announcement.  Following the date hereof, Buyer and the Company may issue such press releases, and make such other public disclosures regarding the Merger, as shall be mutually agreed upon by Buyer and the Company.  The Company and Buyer each confirm that they have entered into the NDA and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such NDA; provided, however, that Buyer shall not be bound by such NDA after the Closing.  If this Agreement is terminated, the NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA.

11.13             Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.14              Waiver of Jury Trial.  Each of Buyer, Merger Sub and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Buyer, Merger Sub and the Company in the negotiation, administration, performance and enforcement hereof.

11.15                 Guaranty.  TA X, L.P. (the “Guarantor”) hereby guarantees each and every representation, warranty, covenant, agreement and other obligation of Buyer and Merger Sub, and/or any of their respective permitted assigns, and the full and timely performance of their respective obligations under the provisions of the Agreement (the “Guaranteed Obligations”).  This is a guaranty of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guaranty is unconditional, and no release or extinguishment of Buyer’s and/or Merger Sub’s obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guaranty, as well as any provision requiring or contemplating performance by Guarantor. Guarantor acknowledges that the provision of this guaranty is a material inducement of the Company entering into this Agreement, and the Company is relying on this guaranty in entering into the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TA Indigo Holding Corporation		IntraLinks, Inc.

By:	/s/ Brian J. Conway	By:	/s/ Patrick J. Wack, Jr.

Name:	Brian J. Conway	Name:	Patrick J. Wack, Jr.

Title:	Managing Director	Title:	CEO

TA Indigo Merger Sub, Inc.		Stockholder Representative

By:	/s/ Brian J. Conway	/s/ Walker Simmons

Name:	Brian J. Conway	Name:	Walker Simmons

Title:

Guarantor

TA X, L.P.

By:	TA Associates X, L.P., its General Partner
By:	TA Associates, Inc.,
its General Partner

By:	/s/ Brian J. Conway

Name:	Brian J. Conway

Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”), dated as of [________], 2007 (the “Closing Date”), by and among TA Indigo Holding Corporation, a Delaware corporation (the “Buyer”), [___________] (the “Stockholder Representative”), and Mellon Trust of New England, N.A., a national banking association with its principal place of business at Mellon Financial Center, Boston, MA 02108 (the “Escrow Agent”).  Buyer and the Stockholder Representative are collectively referred to herein as the “Escrow Parties.”

WHEREAS, Buyer, Intralinks, Inc., a Delaware corporation (the “Company”), TA Indigo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), the Stockholder Representative, and TA X, L.P. (the “Guarantor”) have entered into that certain Agreement and Plan of Merger dated as of April [_______], 2007 (the “Merger Agreement”) (capitalized terms used in this Escrow Agreement but not defined shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger;

WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations, working capital adjustment and capital expenditures obligations of the Participating Holders (as defined in the Merger Agreement) to the Indemnified Parties (as defined in the Merger Agreement); and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained;

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.           Appointment of Agent.  The Buyer and the Stockholder Representative, on behalf of the Participating Holders, hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Escrow Agreement, and the Escrow Agent accepts such appointment.

2.           Establishment of Escrow.   Simultaneously with the execution of this Escrow Agreement, Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, the sum of [_______] million dollars ($________) (the “General Escrow Fund”), in accordance with Section 2.1(e) of the Merger Agreement.  The Escrow Agent shall promptly confirm in writing to Buyer and the Stockholder Representative receipt of such funds so deposited.  In addition, any further sums subsequently deposited with the Escrow Agent by Buyer pursuant to Section 2.9(d) of the Merger Agreement, and any earnings thereon, are referred to herein as the “Working Capital Escrow Fund.”  The General Escrow Fund, the Working Capital Escrow Fund and all additional amounts now or hereafter deposited with the Escrow Agent, together with all interest, dividends and other income earned, shall be referred to as the “Escrow Fund.”

3.           Customer Identification and TIN Certification.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account.  Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is an Escrow Party.  For individuals signing this Escrow Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification.  For business and other entities that are parties to this Escrow Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

At the time of execution of this Escrow Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9, and every individual executing this Escrow Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent.  The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may reasonably require in order to comply with its established practices, procedures and policies.  In the event that any Escrow Party fails to provide any such organizational documents or documents establishing authority, or any individual executing this Escrow Agreement on behalf of an Escrow Party fails to provide to the Escrow Agent a reasonably acceptable form of identification, within ten (10) days after the Escrow Agent requests the same, the Escrow Agent is authorized, notwithstanding any other provision of this Escrow Agreement to the contrary, to place the Escrow Funds in a non-interest bearing deposit account until such documents are received by the Escrow Agent.  The Escrow Agent is authorized and directed to assign the tax identification number certified by Buyer to said account.

The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the Form W-9 information provided to the Escrow Agent by Buyer.  The Escrow Parties understand that, in the event one or more tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Deposit.

4.           Deposit of the Escrow Fund.  The Escrow Agent shall deposit the Escrow Fund in money market accounts at Mellon Trust of New England, N.A., the interest of which is exempt from federal and New York state income taxes, in each case having maturity dates that permit payments to be made from the Escrow Fund in accordance with the terms hereof.  Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy.  The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty.  The Buyer and the Stockholder Representative understand that deposits of the Escrow Fund are not necessarily insured by the federal government of the United States or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return.  In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind.  The Escrow Agent shall not be liable or responsible for any loss resulting from any deposit made pursuant to this Section 4, other than as a result of the gross negligence, willful misconduct or bad faith of the Escrow Agent.

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5.           Release of the Escrow Fund.  The Escrow Agent shall not distribute the Escrow Fund (or any portion thereof) to any Escrow Party except in accordance with this Section 5.

(a)    The Escrow Agent shall distribute the Escrow Fund (or any portion thereof) as directed by, and in accordance with, the terms of (i) a joint written instructions executed by Buyer (as directed by TA Associates, Inc. or any Affiliate of TA Associates, Inc.) and the Stockholder Representative substantially in the form of Exhibit A hereto as to the disbursement of the Escrow Fund (or any portion thereof) (“Joint Written Instructions”), (ii) Section 5(b) below, or (iii) a final order of a court of competent jurisdiction (the time for all appeals therefrom having expired with no appeal being taken) or, in the event that Buyer and the Stockholder Representative mutually agree to submit the matter to binding arbitration, a final decision delivered in such arbitration, a copy of which such order or decision is delivered by Buyer to the Escrow Agent and to the other Escrow Party at least three (3) business days prior to the date on which such distribution is to be made (an “Order”) along with a certification executed by the party submitting the Order that the Order satisfies the requirements of this Section 5(a).

(b)    Disbursements.

(i)           In the event that there is a Closing Working Capital Shortfall and/or a Closing Capital Expenditures Shortfall, Buyer (as directed by TA Associates, Inc. or any Affiliate of TA Associates, Inc.) and the Stockholder Representative shall deliver Joint Written Instructions to instruct the Escrow Agent to distribute from the General Escrow Fund an amount in cash equal to the Closing Working Capital Shortfall and/or a Closing Capital Expenditures Shortfall, as applicable.

(ii)           If the Buyer (as directed by TA Associates, Inc. or any Affiliate of TA Associates, Inc.), on behalf of an Indemnified Party, delivers a Claim Notice to the Stockholder Representative and the Escrow Agent, and the Stockholder Representative does not deliver a Response to the Escrow Agent within the 30 day period following receipt of such Claim Notice, then the Buyer (as directed by TA Associates, Inc. or any Affiliate of TA Associates, Inc.), on behalf of such Indemnified Party, shall be entitled to instruct the Escrow Agent in writing to distribute from the General Escrow Fund an amount in cash equal to the Claimed Amount.

(iii)           Within three Business Days after _____________1 (the “Termination Date”), the Escrow Agent shall distribute to the Participating Holders in accordance with Section 6(b) the remaining balance of the Escrow Fund as of the Termination Date.  Notwithstanding the foregoing, if the Buyer (as directed by TA Associates, Inc. or any Affiliate of TA Associates, Inc.), on behalf of an Indemnified Party, has previously delivered to the Escrow Agent a copy of a Claim Notice and the Escrow Agent has not received written notice of the resolution of all of the claims covered thereby in accordance with the terms of clauses (i) or (iii) of Section 5(a) hereof, the Escrow Agent shall retain in escrow after the Termination Date an amount equal to such portion of the Claimed Amount covered by such Claim Notice that is in Dispute.  Any funds so retained in escrow shall be disbursed only in accordance with the terms of clauses (i) or (iii) of Section 5(a) hereof.

______________
1 12 months following date of this Escrow Agreement.

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(c)    Notwithstanding anything to the contrary contained in this Agreement, the Stockholder Representative and Buyer shall not direct the Escrow Agent to distribute to Buyer or any affiliate thereof any portion of the Working Capital Escrow Fund.

 (d)            Disputes Concerning Disposition of Escrow Fund.  Except as otherwise provided in this Escrow Agreement, if, at any time, there shall exist any dispute between Buyer and the Stockholder Representative with respect to the disposition of the Escrow Fund (or any portion thereof) or any other obligations of the Escrow Agent hereunder and the Escrow Agent is provided with written notice of the existence of such dispute, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of the Escrow Fund (or any portion thereof) or the Escrow Agent’s proper actions with respect to its obligations hereunder, then the Escrow Agent shall retain the Escrow Fund (or any portion thereof which it determines is so under dispute) until the first to occur of the following:

(i)    the Escrow Agent receives Joint Written Instructions from Buyer and the Stockholder Representative, or their respective successors and assigns, in which case the Escrow Agent shall disburse the Escrow Fund (or any portion thereof) as instructed in such Joint Written Instructions; or

(ii)    the Escrow Agent receives an Order along with a certification  from the party submitting the Order that the Order satisfies the requirements of Section 5(a) above, in which case the Escrow Agent shall disburse the Escrow Fund (or any portion thereof) as instructed in such Order.

6.           Methods of Payment.

(a)           All payments required to be made by the Escrow Agent to Buyer under this Escrow Agreement shall be made by wire transfer of immediately available funds.  Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time.   The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties.  The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion.   The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions.  The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

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(b)           Any distribution of all or a portion of the Escrow Fund to the Participating Holders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment B hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Fund otherwise payable to a Participating Holder who has not, according to a written notice provided by Buyer to the Escrow Agent prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its Certificates; provided further, that such Attachment B shall be appropriately revised by Buyer, upon written notice to the Escrow Agent and the Stockholder Representative, in the event that Dissenting Shares as of the Effective Time are converted into the right to receive the Total Consideration (as defined in the Merger Agreement) following the date of this Escrow Agreement and appropriate adjustment shall be made to each Participating Holder’s disbursement hereunder.  Any such withheld amounts shall be delivered to Buyer promptly after the Termination Date, and shall be delivered by Buyer to the Participating Holders to whom such amounts would have otherwise been distributed upon surrender of such Certificates.  Distributions to the Participating Holders shall be made by mailing checks to such holders at their respective addresses shown on Attachment B (or such other address as may be provided in writing to the Escrow Agent by the Stockholder Representative).

7.           Responsibilities and Liability of Escrow Agent.

(a)        Duties Limited.  The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement.  The Escrow Agent’s duties shall be determined only with reference to this Escrow Agreement (and the defined terms used herein but defined in the Merger Agreement) and applicable laws and it shall have no implied duties.  The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement among the Buyer, the Company, the Stockholder Representative and/or any other third party or as to which the escrow relationship created by this Escrow Agreement relates, including without limitation any documents referenced in this Escrow Agreement.

(b)        Limitations on Liability of Escrow Agent.  Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in reasonably assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Escrow Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent.  The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

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In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (a) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (b) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Escrow Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Escrow Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Escrow Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Section 5 hereof.  The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of Buyer and the Stockholder Representative as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c)        Indemnification of Escrow Agent.  The Stockholder Representative and Buyer, severally and not jointly, agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Escrow Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence; provided, however, that the Buyer on the one hand, and the Stockholder Representative, on the other hand, agree as between themselves that each shall be liable for one-half of the amounts payable pursuant to this Section 7(c); and provided, further, that any amounts required from the Stockholder Representative to indemnify and hold harmless the Escrow Agent in accordance with this Section 7(c) shall be first taken from the Escrow Fund.

(d)        Authority to Interplead.  The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court.  In the event of any dispute, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

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8.           Termination.  This Escrow Agreement and all the obligations of the Escrow Agent shall terminate upon the earlier to occur of (i) the release of the entire Escrow Fund by the Escrow Agent in accordance with this Escrow Agreement, and (ii) the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

9.           Removal of Escrow Agent.   The Buyer and the Stockholder Representative acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect.  Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise.  The Buyer and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent.  Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent.  Escrow Agent shall deliver all of the Escrow Fund not previously paid out as provided in this Agreement to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

10.           Resignation of Escrow Agent.  The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days’ prior written notice of such resignation to the Buyer and the Stockholder Representative, specifying the date when such resignation will take effect.  Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise.  In the event of such resignation, the Buyer and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) days of notice of such resignation.  Escrow Agent shall refrain from taking any action until it shall receive Joint Written Instructions from the Escrow Parties designating the successor escrow agent.  Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

11.           Accounting.  On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the Escrow Parties at the addresses set forth under Section 14 below.

12.           Survival.  Notwithstanding anything in this Escrow Agreement to the contrary, the provisions of Sections 7(b), 7(c) and 7(d) shall survive any resignation or removal of the Escrow Agent, and any termination of this Escrow Agreement.

13.           Escrow Agent Fees, Costs, and Expenses.  The Escrow Agent shall be entitled to be reimbursed for its customary fees and charges for any wire transfers and other depository services rendered in connection with the Escrow Fund and any delivery charges or other reasonable out of pocket expenses incurred by the Escrow Agent in connection therewith.  The Buyer, on the one hand, and the Participating Holders, on the other hand, agree to pay such fees, charges or other expenses of the Escrow Agent equally and each such party acknowledges its obligation to pay any other fees and expenses owed to the Escrow Agent as provided herein. The parties agree that Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent by the Stockholder Representative out of the amounts held in the Escrow Fund and the parties hereby grant to the Escrow Agent a first priority security interest in the Escrow Fund solely to secure the obligations owed by the Stockholder Representative to the Escrow Agent under this Escrow Agreement.  The parties further agree that Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees and expenses owed to the Escrow Agent hereunder remain unpaid on the date such distribution would otherwise be made.

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14.           Notices.  All notices under this Escrow Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the fifth (5th) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar transmission (with a copy of such telecopy, fax or similar transmission deposited in the United States mail, certified or registered, return receipt requested, postage prepaid) during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have given to the Escrow Agent on the actual date received:

If to Buyer:

TA Indigo Holding Corporation
c/o TA Associates, Inc.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, MA  02116
Attention:  Brian J. Conway
Fax No.:  (617) 574-6728

Copy (which shall not constitute notice to Buyer) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109
Attention: Jeffrey C. Hadden, Esq.
                   Kenneth J. Gordon, Esq.
Facsimile: (617) 523-1231

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If to the Stockholder Representative:

[TDB]

Copy (which shall not constitute notice to the Stockholder Representative) to:

Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, NY  10036-6254
Attention:  Stephen M. Davis, Esq.
Fax No.:  (212) 763-7600

If to the Escrow Agent:

Mellon Trust of New England, N.A.
Mellon Financial Center, Banking Floor
Boston, Massachusetts 02108
Facsimile: (617) 722-7641
Attention: Darci Buchanan, Vice President
                   Matt Romero, Escrow Administrator

Copy (which shall not constitute notice to the Escrow Agent) to:

Bruce D. Berns, Esq.
Abendroth, Berns & Warner LLC
47 Church Street, Suite 301
Wellesley, MA 02482
Facsimile: (781) 237-8891

Any notice, except notice to the Escrow Agent, may be given on behalf of any party by its counsel or other authorized representative.  In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document.

15.           Stockholder Representative.  The Stockholder Representative shall have full power and authority to represent the Participating Holders, and their successors, with respect to all matters arising under this Escrow Agreement and all actions taken by the Stockholder Representative hereunder shall be binding upon the Participating Holders, and their successors, as if expressly confirmed and ratified in writing by each of them.  Without limiting the generality of the foregoing, the Stockholder Representative shall have the powers and authority on behalf of the Participating Holders and their successors as are set forth in Section 8.6 of the Merger Agreement.

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16.           Modifications; Waiver.  This Escrow Agreement may not be altered or modified without the express prior written consent of Buyer, the Stockholder Representative and the Escrow Agent (with respect to the Escrow Agent only, which consent shall not be unreasonably withheld, delayed or conditioned).  No course of conduct shall constitute a waiver of any terms or conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms or conditions of this Escrow Agreement on one occasion shall not constitute a waiver of any of the other terms or conditions of this Escrow Agreement, or of such terms or conditions on any other occasion.

17.           Further Assurances.  If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

18.           Assignment.  This Escrow Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to Section 8.6 of the Merger Agreement, this Escrow Agreement may not be assigned by the Stockholder Representative or the Escrow Agent without the prior written consent of the Buyer, except that upon prior written notice to the Buyer and the Stockholder Representative, the Escrow Agent may assign this Escrow Agreement to an affiliated or successor trust company or other qualified banking institution.

19.           Section Headings.  The section headings contained in this Escrow Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Escrow Agreement.

20.           Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

21.           Waiver of Jury Trial.  Each of Buyer and the Stockholder Representative hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Escrow Agreement or the actions of Buyer, the Stockholder Representative or the Escrow Agent in the negotiation, administration, performance and enforcement hereof.

22.           Counterparts and Facsimile Execution.  This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The exchange of copies of this Escrow Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

 [Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

TA INDIGO HOLDING CORPORATION

BY:
NAME:
TITLE:

STOCKHOLDER REPRESENTATIVE

BY:
NAME:

MELLON TRUST OF NEW ENGLAND, N.A.

BY:
NAME:
TITLE:

Attachment A

Definitions

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Claim Notice” shall mean written notification executed and submitted in good faith by an Indemnified Party which contains (i) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, including to the extent applicable, the section or sections of this Agreement alleged to have been breached or otherwise giving rise to such claim, and (iii) a demand for payment in the amount of such Losses.

“Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing Capital Expenditures Shortfall” shall mean the amount by which the Closing Capital Expenditures exceeds the Estimated Capital Expenditures, calculated by reference to the Final Closing Date Balance Sheet.

“Closing Working Capital Shortfall” shall mean the amount by which the Estimated Net Working Capital exceeds the Closing Net Working Capital, calculated by reference to the Final Closing Date Balance Sheet.

“Dispute” shall mean the dispute resulting if the Stockholder Representative in a Response disputes liability for all or part of the Claimed Amount.

“Indemnified Parties” shall mean Buyer, Merger Sub, the surviving corporation of the Merger and each of their officers, directors, employees, members, agents and Affiliates.

“Losses” shall mean, collectively, any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and reasonable expenses, including reasonable attorneys’ fees and expenses, and reasonable expenses of investigation and defense.

“Participating Holders” shall mean the stockholders of the Company and the holders of vested company options that are identified on Attachment B hereto.

“Response” shall mean a written response containing the information provided for in Section 8.4(a)(ii) of the Merger Agreement, provided that any dispute by the Stockholder Representative contained therein shall provide a reasonable explanation of the basis of such dispute.

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Attachment B

Participating Holders

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EXHIBIT A

JOINT WRITTEN INSTRUCTIONS
FOR RELEASE OF ESCROW FUNDS

Pursuant to Section ___ of the Escrow Agreement dated as of _______ __, 2007, by and among by and among TA Indigo Holding Corporation, a Delaware corporation (the “Buyer”), [___________] (the “Stockholder Representative”), and Mellon Trust of New England, N.A., a national banking association (the “Escrow Agent”), the Buyer and the Stockholder Representative hereby instruct the Escrow Agent to release $[___________] from the Escrow Fund in accordance with the following instructions:

Wire Instructions:
Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:
Payee Name:
Mailing Address:

TA INDIGO HOLDING CORPORATION	STOCKHOLDER REPRESENTATIVE

By:	By:
Title:	Name:
Name:	Title:

Date:

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Exhibit B

RELEASE

This Release is executed and delivered this ____ day of ______________, 2007, in connection with that certain Agreement and Plan of Merger (the “Agreement”), dated as of April __, 2007, among TA Indigo Holding Corporation, a Delaware corporation (“Buyer”), TA Indigo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer, Intralinks, Inc., a Delaware corporation (the “Company”), the Guarantor and the Stockholder Representative named therein.

WHEREAS, the undersigned holder of shares of capital stock or rights to purchase shares of capital stock of the Company that will be converted into the right to receive a portion of the Total Consideration (as defined in the Agreement) upon the consummation of the transactions contemplated by the Agreement (the “Holder”) acknowledges that the execution and delivery of this Release constitutes a material inducement to Buyer and a condition to the closing of the transactions contemplated by the Agreement, and that Buyer is relying on this Release in agreeing to perform its obligations under the Agreement and to consummate the transactions contemplated thereby.

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder, intending to be legally bound, hereby agrees as follows:

1.           Release.  The Holder, on behalf of himself, herself or itself and his, her or its successors, assigns, affiliates, agents, employees, predecessors, attorneys and legal representatives, hereby, knowingly and voluntarily, forever compromises, settles, waives, releases and discharges with prejudice Buyer and the Company and each director, officer, employee, stockholder, affiliate, agent, attorney, creditor, beneficiary, representative, predecessor, successor or assign of Buyer or the Company, and each of their present and former direct or indirect partners, members,  managers, employees, principals, directors, officers, employees, stockholders, affiliates, agents, attorney, creditors, beneficiaries, representatives, predecessors, successors or assigns  (collectively, the “Released Parties”), from any and all claims, rights, causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, debts, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind (collectively, “Claims”), arising by any means including, without limitation, subrogation, assignment, reimbursement, operation of law or otherwise, (a) out of any event, occurrence, act or failure to act relating to the Company at or prior the Closing (as defined in the Agreement), whether known or unknown, accrued or not accrued, foreseen or unforeseen, or mature or unmature or (b) under any contract, agreement, instrument, arrangement or other understanding entered into prior to the Closing between the Company or any of its affiliates, on the one hand, and the Holder or any of its affiliates, on the other hand.  This Release includes, but is not limited to, Claims for breach of contract, tort or personal injury of any sort, whether intentional or negligent, including, without limitation, Claims for the negligence of any or all of the Released Parties, and Claims under any state or federal statutes or regulations, in equity or at common law; provided, however, that this Release shall not affect or impair (i) any of the rights of the Holder or any obligations of the Released Parties to the Holder arising under the Agreement, (ii) any of the rights of the Holder to indemnification from the Company for actions or inactions by the Holder or any of its affiliates as a director or officer of the Company (solely to the extent Buyer agreed to ensure that the Surviving Corporation (as defined in the Agreement) fulfill and honor such obligations), (iii) if the Holder is an employee of the Company as of the Closing Date, any rights of the Holder to payments in respect of such employment, including rights under any employee benefit plan of the Company identified on Schedule 3.15 the Company Disclosure Schedule (as defined in the Agreement) in accordance with the terms of such plan(s), and (iv) any of the rights of Holder or any of its affiliates under or pursuant to commercial contracts and other arrangements with the Company and/or its subsidiary unrelated to Holder’s equity interests in the Company.

2.           Covenant Not to Sue.  The Holder hereby expressly agrees not to, at any time, sue, protest, initiate, institute or assist in instituting any proceeding, grievance, suit or investigation before any Governmental Authority (as defined in the Agreement) related to any Claim released pursuant to this Release or otherwise to assert any Claim released pursuant to this Release.

3.           Warranty of Adequate Representation.  The Holder represents and warrants that it (a) has been adequately represented by counsel in deciding to execute and deliver this Release, (b) understands the terms and conditions of this Release, (c) is executing and delivering this Release of his, her or its own free will, in good faith and after due consideration, and (d) has not been coerced or placed under duress in any manner in order to induce it to execute and deliver this Release.  The Holder acknowledges and agrees that this Release is a valid obligation of, fair to, and supported by adequate consideration received by, the Holder and reasonably requested from the Holder by the Released Parties.

4.           Warranty of Non-Assignment of Claims.  The Holder represents and warrants that he, she or it has not sold, assigned, pledged, transferred or otherwise disposed of, in whole or in part, any right, title, interest, lien, security interest, or claim in, to, or with respect to, any Claim it currently has, or has had in the past, against any of the Released Parties.

5.           Reformation and Severability.  If any provision of this Release is held to be invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties as expressed herein, and if such a modification is not possible, that provision shall be severed from this Release, and in either case the validity, legality and enforceability of the remaining provisions of this Release shall not in any way be affected or impaired thereby.

6.           Governing Law.  This Release and the rights and obligations hereunder shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

7.           Definitions.  All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.  Whenever the context may require, any pronoun shall include the masculine, feminine or neuter forms as applicable.

8.           Facsimile.  This Release may be executed by facsimile or electronic image transmission and if so executed, shall be binding to the same extent as if manually executed.

2

IN WITNESS WHEREOF, the Holder has executed and delivered this Release as of the day and year first written above.

[Holder]

Name:

AMENDMENT NO. 1 (the “Amendment”) dated as of May 4, 2007 to that certain AGREEMENT AND PLAN OF MERGER (the “Agreement”) by and among TA Indigo Holding Corporation (“TA Holding”), TA Indigo Merger Sub, Inc., IntraLinks, Inc. (the “Company”), the Stockholder Representative (as defined therein) and the Guarantor (as defined therein), dated April 27, 2007 (the “Agreement Date”).

The undersigned parties hereby desire to amend the Agreement pursuant to, and in accordance with, Section 11.6 of the Agreement, in the manner set forth herein.  All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.           Amendment to Section 2.1(e) of the Agreement.  Effective as of the Agreement Date, Section 2.1(e) of the Agreement is hereby amended by deleting such Section 2.1(e) in its entirety and replacing such Section 2.1(e) with the following:

“(e)  Escrow.  At the Closing, Buyer shall deposit with Mellon Trust of New England, N.A. (the “Escrow Agent”) the Escrow Amount.  The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”) and shall be released in accordance with the terms thereof.  The parties to this Agreement intend that all cash payments of the Total Consideration that are treated under the Code as payments in exchange for Company Capital Stock (and not as compensation), including the Escrow Amount, shall qualify for installment sale treatment under Section 453 of the Code, and the provisions of this Agreement shall be interpreted in accordance with such intention.”

2.           Amendment to Section 3.4(a) of the Agreement.  Effective as of the Agreement Date, Section 3.4(a) of the Agreement is hereby amended by deleting the number “10,206,250” in the fourth line thereof and replacing such number with “94,999,939”.

3.           No Other Amendments.  Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and will remain in full force and effect and, except as expressly provided herein, nothing in this Agreement will be construed as a waiver of any of the rights or obligations of the parties under the Notes.

4.           Governing Law.  The internal laws of the State of New York, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Delaware.

5.           Descriptive Readings.  Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provisions of this Amendment.

6.           Counterparts.  This Amendment may be executed in any number of identical counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument

7.           Severability.  In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

* * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TA Indigo Holding Corporation		IntraLinks, Inc.

By:	/s/ Harry D. Taylor	By:	/s/ Gary Hirsch

Name:	Harry D. Taylor	Name:	Gary Hirsch

Title:	Senior Vice President	Title:	Senior Vice President & General

Counsel, IntraLinks, Inc.

TA Indigo Merger Sub, Inc.

By:	/s/ Harry D. Taylor

Name:	Harry D. Taylor

Title:	Senior Vice President